UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-132667

PROSPECTUS	June 14, 2006

LIBERTY STAR GOLD CORP.

A Nevada Corporation

19,498,516 SHARES OF COMMON STOCK OF LIBERTY STAR GOLD CORP.

_________________________________

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 19,498,516 shares of common stock of Liberty Star Gold Corp. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling stockholders may be deemed to be “underwriters,” as such term is defined in the Securities Act. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. With the exception of Cornell Capital Partners, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. Liberty Star has also engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. All costs associated with this registration will be borne by Liberty Star. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

Our common stock is quoted on the OTC Bulletin Board under the symbol "LBTS". On June 1, 2006, closing bid price for one share of our common stock on the OTC Bulletin Board was $1.16.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 8 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 14, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

As used in this prospectus, the terms "we", "us", "our", and "Liberty Star" means Liberty Star Gold Corp. All dollar amounts refer to United States dollars unless otherwise indicated.

Our business

We were incorporated on August 20, 2001 under the laws of the State of Nevada having filed with the Nevada Secretary of State our original Articles of Incorporation. Our principal executive and head offices are located at 2766 N Country Club Road, Tucson, Arizona 85716. The telephone number of our principal executive office is 520.731.8786.

We are an exploration stage resource company. We plan to acquire and explore mineral properties, with our principal focus to be initially on exploration of the properties in which we currently hold an interest.

Number of shares being offered

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 19,498,516 shares of common stock of Liberty Star Gold Corp. A portion of the offered shares were acquired by the selling stockholders in several private placement transactions or the exercise of one-half common share purchase warrants that were acquired in the private placement transactions. All of these transactions were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "LBTS". Please see the "Plan of Distribution" section starting at page 21 of this prospectus for a detailed explanation of how the common shares may be sold.

This offering also relates to the sale of common stock by certain persons who are stockholders of Liberty Star under a Standby Equity Distribution Agreement, including Cornell Capital Partners and Newbridge Securities Corporation. Cornell Capital Partners intends to sell up to 10,256,637 shares of common stock, including up to 10,000,000 which may be issued under the Standby Equity Distribution Agreement, and 256,637 shares of our common stock issued to Cornell Capital Partners as a commitment fee. The 256,637 shares of common stock issued as a commitment fee under the Standby Equity Distribution Agreement equaled $290,000 based upon our stock price on the date of issuance. Newbridge Securities Corporation, an unaffiliated registered broker-dealer, intends to sell up to 8,850 shares of common stock registered in this offering which were issued to it as a placement agent fee. At an assumed offering price of $1.00 per share, we should be able to receive approximately $10,000,000 in gross proceeds under the Standby Equity Distribution Agreement.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10,000,000 during the period commencing on the effectiveness of the registration statement of which this prospectus is a part and terminating 24 months thereafter. Upon the filing of a post-effective amendment to the registration statement that addresses the issues related to any fundamental changes, and provided the conditions of the agreement are met, the investor would remain obligated under the terms of the Standby Equity Distribution Agreement. For more information about the Registration of the Common Stock with the SEC, please see Section 7.2(c) of the Standby Equity Distribution Agreement, which is attached as an exhibit to the registration statement of which this prospectus forms a part.

The amount of each advance is subject to a maximum advance amount of $300,000, and we may not submit any notice of an advance sooner than five (5) trading days after a prior notice of an advance. Cornell Capital Partners will pay Liberty Star 96% of, or a 4% discount to, the lowest volume weighted average price of the common stock during the five (5) consecutive trading days immediately following the notice date. In addition, 5% of each advance will be paid to Cornell Capital Partners as a commitment fee, for a total effective discount of approximately 9%. $500 must also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our capital needs. The periodic sale of shares is known as an advance. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. Upon each advance, 5% of the dollar value must be paid to Cornell Capital Partners and $500 must bee paid to Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners. These fees may be deducted from the proceeds of each advance. The payment of fees on each closing has no effect on the investors’ obligation to purchase or accept the shares. We may request cash advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $10,000,000 or twenty four (24) months after the effective date of this registration statement, whichever occurs first.

Notwithstanding the foregoing, the lowest price (before taking into account the 4% discount) that we are required to sell any shares for after we give notice of advance is 90% of the closing bid price of the common stock on the trading day immediately preceding the day such notice is given. We may waive this price protection by providing Cornell Capital Partners with notice of the waiver prior to the relevant advance notice date. Cornell Capital Partners has also agreed that neither it nor its affiliates will engage in any short selling of the common stock. Cornell Capital Partners received a commitment fee of $290,000 in the form of 256,637 shares of common stock on March 8, 2006. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of stockholders, significant decline in Liberty Star's stock price and our inability to draw sufficient funds when needed. See "Risk Factors" beginning on page 8.

The commitment amount of the Standby Equity Distribution Agreement is $10,000,000. At an assumed price of $1.00 per share, Liberty Star would receive gross proceeds of approximately $10,000,000 using the 10,000,000 shares being registered in the registration statement of which this prospectus is a part for issuance under the Standby Equity Distribution Agreement. If our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Standby Equity Distribution Agreement.

Liberty Star has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 8,850 shares of common stock on March 8, 2006. We are registering such shares under the registration statement of which this prospectus is a part.

Number of shares outstanding

There were 37,254,174 shares of our common stock issued and outstanding as of May 31, 2006.

Estimated use of proceeds

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of up to $4,316,513 if all of the share purchase warrants are exercised. Since we cannot predict when the warrants will be exercised, if ever, we have not applied these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

We will receive proceeds from the sale of 10,000,000 shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, which we entered into with Cornell Capital Partners, on March 8, 2006. Under the Standby Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 96%, or a 4% discount of the lowest weighted volume average per share price of our common stock on the Over the Counter Bulletin Board for the 5 days following our request for an advance. Cornell Capital Partners is entitled to a commitment fee equal to 5% of each advance, payable on or before each closing, for a total effective discount of approximately 9%. $500 must also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital Partners from the proceeds of each cash advance.

Pursuant to the Standby Equity Distribution Agreement, we cannot receive a cash advance for more than $300,000 every five trading days or more than $10,000,000 over 24 months. We are registering 10,000,000 shares of our common stock under this registration statement in connection with the Standby Equity Distribution Agreement. If we were to use the entire $10,000,000 available under the Standby Equity Distribution Agreement we should receive $9,420,000 in net proceeds. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for mineral exploration and drilling, lease acquisition costs and general corporate purposes. See “Use of Proceeds”.

Summary of financial data

In the table below, we provide you with summary historical financial data of our company. We have prepared this information using the financial statements of our company for the fiscal year ended January 31, 2006, the fiscal year ended January 31, 2005 and for the period from inception (August 20, 2001) to January 31, 2006. These financial statements have been audited by Semple & Cooper, LLP.

Presentation of financial information

We completed the acquisition of a private Nevada company called Liberty Star Gold Corp., effective February 3, 2004, and subsequently changed our year-end from December 31 to January 31. The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the three (3) trading dates prior to the completion of the asset purchase.

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the fiscal years ended January 31, 2006 and 2005 and for the period from inception (August 20, 2001) to January 31, 2006, including the notes to those financial statements, which are included elsewhere in this prospectus, and along with the section entitled “Management’s Discussion and Analysis and Plan of Operation” beginning on page 31 of this prospectus.

	For the fiscal year ended January 31, 2006 (audited)	For the fiscal year ended January 31, 2005 (audited)	Cumulative from inception (August 20, 2001) to January 31, 2006 (audited)
Sales	$0	$0	$0
Net loss for the period	$4,627,965	$18,392,024	$23, 152,591
Basic and diluted net loss per share	($0.13)	($0.48)	($0.84)

	As at January 31, 2006 (audited)	As at January 31, 2005 (audited)
Working capital	$808,491	$570,629
Total assets	$1,179,566	$691,041
Total number of issued and outstanding shares of common stock	36,988,687	33,100,000
Total stockholders' equity	$1,019,491	$594,724

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could seriously be harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks related to our business

Because of the speculative nature of the exploration of natural resource properties, there is substantial risk that this business will fail.

There is no assurance that any of the claims we explore or acquire will contain commercially exploitable reserves of minerals. Exploration for natural resources is a speculative venture involving substantial risk. Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution, cave-ins or hazards, which we cannot insure or which we may elect not to insure.

If we cannot compete successfully for financing and for qualified managerial and technical employees, our exploration program may suffer.

Our competition in the mining industry includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional financing on terms we consider acceptable because investors may choose to invest in our competitors instead of investing in us. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. Our success will be largely dependent on our ability to hire and retain highly qualified personnel. These individuals are in high demand and we may not be able to attract the personnel we need. We may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. If we are unable to successfully compete for financing or for qualified employees, our exploration program may be slowed down or suspended.

Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

There are no known reserves of minerals on our mineral claims and we cannot guarantee that we will find any commercial quantities of minerals.

We have not found any mineral reserves on our claims and there can be no assurance that any of our mineral claims contain commercial quantities of any minerals. Even if we identify commercial quantities of minerals in any of our claims, there can be no assurance that we will be able to exploit the reserves or, if we are able to exploit them, that we will do so on a profitable basis.

Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

Risks related to our company

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

We have a limited operating history and must be considered in the exploration stage. Our company's operations will be subject to all the risks inherent in the establishment of an exploration stage enterprise and the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises, especially those with a limited operating history. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations of rock or land and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration or cease operations. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. No assurance can be given that we may be able to operate on a profitable basis.

If we do not obtain additional financing, our business will fail and our investors could lose their investment.

We had cash in the amount of $933,102 and working capital of $808,491 as of January 31, 2006. We currently do not generate revenues from our operations. Our business plan calls for substantial investment and cost in connection with the acquisition and exploration of our mineral properties currently under lease and option. Any direct acquisition of any of the claims under lease or option is subject to our ability to obtain the financing necessary for us to fund and carry out exploration programs on the subject properties. The requirements are substantial. We do not currently have any arrangements for additional financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us and our business could fail.

Because there is no assurance that we will generate revenues, we face a high risk of business failure.

We have not earned any revenues as of the date of this prospectus and have never been profitable. We do not have an interest in any revenue generating properties. We were incorporated on August 20, 2001 and took over our current business on February 3, 2004. To date we have been involved primarily in organizational activities and limited exploration activities. Prior to our being able to generate revenues, we will incur substantial operating and exploration expenditures without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We have limited operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to January 31, 2006 is $23,152,591. We recognize that if we are unable to generate significant revenues from our activities, we will not be able to earn profits or continue operations. Based upon current plans, we also expect to incur significant operating losses in the future. We cannot guarantee that we will be successful in raising capital to fund these operating losses or generate revenues in the future. We can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail and our investors could lose their investment.

Our independent auditors' report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Semple & Cooper, LLP, state in their audit report attached to our audited financial statements for the fiscal year ended January 31, 2006 that since we are an exploration stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Inability of our Chief Financial Officer and Secretary to devote sufficient time to the operation of the business may limit our Company's success.

Presently our Chief Financial Officer and Secretary each allocate only a portion of their time to the operation of our business. If the business requires more time for operations than anticipated or the business develops faster than anticipated, the Chief Financial Officer and/or Secretary may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern. Even if this lack of sufficient time of our management is not fatal to our existence, it may result in limited growth and success of the business.

We may not be able to access sufficient funds under the Standby Equity Distribution Agreement when needed.

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Standby Equity Distribution Agreement we have signed with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $300,000 during any five trading day period. Based on an assumed offering price of $1.00 per share, we will be able to draw a total amount of $10,000,000 in gross proceeds under the Standby Equity Distribution Agreement. This amount will utilize approximately 10,000,000 shares of our common stock we are registering pursuant to the Standby Equity Distribution Agreement and under this registration statement. If the actual average price at which we sell shares of common stock under the Standby Equity Distribution Agreement is less than $1.00 per share, we would need to register additional shares to fully utilize the funds available under the Standby Equity Distribution Agreement.

We may not be able to obtain a cash advance under the Standby Equity Distribution Agreement if Cornell Capital Partners holds more than 9.9% of our common stock.

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from our mineral claims, we could be forced to curtail or cease our operations.

Risks related to our common stock

Because we may issue additional shares of common stock your investment could be subject to substantial dilution.

We anticipate that all or at least some of our additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment may be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If this happens, then your investment could seriously decline in value.

We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

Existing shareholders will experience significant dilution from our sale of shares under the Standby Equity Distribution Agreement.

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on new stockholders. For example, at January 31, 2006, at an assumed offering price of $1.00 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.78 per share. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners will pay less than the then-prevailing market price and will have an incentive to sell it’s shares, which may cause the price of our common stock to decline.

Cornell Capital Partners will purchase shares of our common stock pursuant to the Standby Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Standby Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

Cornell Capital Partners may be deemed to beneficially own the shares of common stock to be issued to Cornell Capital Partners corresponding to a particular advance notice from us even before such shares of common stock have been delivered to Cornell Capital Partners and it may sell those shares before they have been delivered. Such sales may cause our stock price to decline.

The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders intend to sell in the public market 19,498,516 shares of common stock being registered in this offering. That means that up to 19,498,516 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the Securities and Exchange Commission will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The sale of our stock under the Standby Equity Distribution Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there is an imbalance on the sell side of the market for our common stock the price will likely decline.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts" or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning on page 8 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 19,498,516 shares of common stock a portion of which were issued pursuant to several private placement offerings made by us pursuant to Rule 903 of Regulation S, Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933, further described as follows:

This prospectus relates to the resale by the selling stockholder named in this prospectus of up to 19,498,516 shares of common stock of Liberty Star Gold Corp. in connection with the resale of:

(a) up to 1,970 shares of common stock that we issued to two (2) consultants of our company who were non-U.S. investors, in an offshore private placement of units that closed on May 20, 2005;

(b) up to 984 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on May 20, 2005;

(c) up to 3,766,717 shares of common stock that we sold to 21 non-U.S. investors, in an offshore private placement that closed on March 22, 2005;

(d) up to 1,883,358 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on March 22, 2005;

(e) up to 120,000 shares of common stock that we sold to three (3) accredited investors, in a private placement that closed on March 22, 2005;

(f) up to 60,000 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on March 22, 2005;

(g) up to 1,600,000 shares of common stock that we sold to two (2) non-U.S. investors, in an offshore private placement that closed on June 8, 2004; and

(h) up to 800,000 shares of common stock which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on June 8, 2004.

(i) up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

(j) up to 256,637 shares of common stock issued to Cornell Capital Partners, L.P. as a one time commitment fee under the Standby Equity Distribution Agreement on March 8, 2006.

(k) up to 8,850 shares of common stock issued to Newbridge Securities Corporation as a placement agent fee under the Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. on March 8, 2006.

(l) up to 10,000,000 shares of common stock to be issued under a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P.

As of January 31, 2006 there were 5,488,687 one-half share purchase warrants outstanding and exercisable. 3,886,717 of the warrants have a weighted average remaining life of 1.14 years and an exercise price of $1.50 per whole warrant for one common share. 1,970 of the warrants have a weighted average remaining life of 1.30 years and an exercise price of $1.50 per whole warrant for one common share. 1,600,000 of the warrants have a weighted average remaining life of 0.35 years and an exercise price of $1.75 per whole warrant for one common share.

For details of these private placements, see the section entitled "Recent Sales of Unregistered Securities" on page 69 of the registration statement of which this prospectus forms a part.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

This offering also relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Liberty Star under a Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell up to 10,256,637 shares of common stock, of which 10,000,000 are under the Standby Equity Distribution Agreement, 256,637 shares of our common stock were issued to Cornell Capital Partners as a commitment fee. The 256,637 shares of common stock issued as a commitment fee equaled $290,000 based upon our stock price on the date of issuance. At an assumed offering price of $1.00 per share, we should be able to receive approximately

$10,000,000 in gross proceeds under the Standby Equity Distribution Agreement.

On March 8, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Under the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Liberty Star 96%, or a 4% discount on the lowest volume weighted average per share price of our common stock on the principal market for the 5 days following our notice of sale. Cornell Capital Partners is entitled to a commitment fee equal to 5% of each advance, payable on or before each closing. $500 must also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital Partners from the proceeds of each cash advance. Cornell Capital Partners’ obligation to purchase shares of Liberty Star’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including Liberty Star obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $300,000 per five business days. Upon the filing of a post-effective amendment to the registration statement that addresses the issues related to any fundamental changes, and provided the conditions of the agreement are met, the investor would remain obligated under the terms of the Standby Equity Distribution Agreement. For more information about the Registration of the Common Stock with the SEC, please see Section 7.2(c) of the Standby Equity Distribution Agreement, which is attached as an exhibit to the registration statement of which this prospectus forms a part.

If our stock price declines, we would be required to register a greater number of shares under the Standby Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Standby Equity Distribution Agreement. The following table shows the number of shares to be issued under the Standby Equity Distribution Agreement at an assumed offering price of $1.00 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$1.00	$0.75	$0.50	$0.25
Number of Shares(1):	10,000,000	10,000,000	10,000,000	10,000,000
Total Outstanding(2):	47,254,174	47,254,174	47,254,174	47,254,174
Percent Outstanding(3):	21%	21%	21%	21%
Net Cash to Liberty Star(4):	$9,420,000	$7,045,000	$4,670,000	$2,295,000

(1)

Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available and the maximum number of shares to be issued is 10,000,000.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Represents gross proceeds received, less 5% commitment fee, $32,000 structuring fees, $5,000 due diligence fees and $43,000 estimated legal and accounting fees.

Our common stock is presently quoted on the OTC Bulletin Board under the symbol "LBTS". On June 1, 2006, the closing price for one share of our common stock was $1.17.

USE OF PROCEEDS

Use of proceeds received from the private placements.

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. As of January 31, 2006 there were 5,488,687 one-half share purchase warrants outstanding and exercisable. 3,886,717 of the warrants have a weighted average remaining life of 1.14 years and an exercise price of $1.50 per whole warrant for one common share. 1,970 of the warrants have a weighted average remaining life of 1.30 years and an exercise price of $1.50 per whole warrant for one common share. 1,600,000 of the warrants have a weighted average remaining life of 0.35 years and an exercise price of $1.75 per whole warrant for one common share. We will receive proceeds of up to $4,316,513 if all of the 5,488,687 one-half share purchase warrants are exercised. Since we cannot predict when the warrants will be exercised, if ever, we have not applied these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

Use of proceeds received from the Standby Equity Distribution Agreement.

Furthermore, we will receive proceeds from the sale of 10,000,000 shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, which we entered into with Cornell Capital Partners, on March 8, 2006. Under the Standby Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 96%, or a 4% discount of the lowest weighted volume average per share price of our common stock on the Over the Counter Bulletin Board for the 5 days following our request for an advance. Cornell Capital Partners is entitled to a commitment fee equal to 5% of each advance, payable on or before each cash advance. $500 must also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital from the proceeds of each cash advance.

Pursuant to the Standby Equity Distribution Agreement, we cannot receive a cash advance for more than $300,000 every five trading days or more than $10,000,000 over 24 months. We are registering 10,000,000 shares of our common stock under this registration statement for issuance in connection with the Standby Equity Distribution Agreement. If we were to use the entire $10,000,000 available under the Standby Equity Distribution Agreement we should receive $9,420,000 in net proceeds.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes a 4% discount payable to Cornell Capital Partners under the Standby Equity Distribution Agreement, the 5% commitment fee, the $500 structuring fee on each advance estimated at $32,000, plus $5,000 due diligence fee and $43,000 estimated legal and accounting fees. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Assumed Offering	$1.00	$0.75	$0.50	$0.25
Gross proceeds	$10,000,000	$7,500,000	$5,000,000	$2,500,000

Net proceeds	$9,420,000	$7,045,000	$4,670,000	$2,295,000

Number of shares issued under the Standby Equity Distribution Agreement at an assumed offering price of $1.00	10,000,000	10,000,000	10,000,000	10,000,000

Use of proceeds:
Drilling and lease acquisition costs, Alaska	$2,000,000	$1,500,000	$1,000,000	$500,000

Drilling and lease acquisition costs, North Pipes, Arizona	6,000,000	4,500,000	3,000,000	1,500,000

General corporate purposes	1,420,000	1,045,000	670,000	295,000
Total	$9,420,000	$7,045,000	$4,670,000	$2,295,000

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On March 8, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L. P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement , Cornell Capital Partners will pay us 96%, or a 4% discount of the lowest volume weighted average per share purchase price of our common stock on our principal trading market for the 5 days following our request for an advance. Cornell Capital Partners is entitled to a commitment fee equal to 5% of each advance, payable on or before each cash advance. $500 will also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital from the proceeds of each cash advance. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us.

Standby Equity Distribution Agreement explained.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our capital needs. The periodic sale of shares is known as an advance. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. Upon each advance, 5% of the dollar value must be paid to Cornell Capital Partners and $500 must bee paid to Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners. These fees may be deducted from the proceeds of each advance. The payment of fees on each closing has no effect on the investors’ obligation to purchase or accept the shares. We may request cash advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $10,000,000 or twenty four (24) months after the effective date of this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $300,000, and we may not submit a request for an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Standby Equity Distribution Agreement. If the volume weighted average price of the common stock on any day during such five (5) day period is less than 90% of the closing bid price on the trading day immediately preceding the notice date, then, the volume weighted average price on such date is excluded from the calculation and the number of shares sold and the amount of the advance are reduced by 20%. We may waive this price protection by providing Cornell Capital Partners with notice of the waiver prior to the relevant advance notice date.

Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to obtain an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock; although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement, and may sell during the period before the advance is made but after a request for an advance.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed offering price of $1.00 per share, we would issue 10,000,000 shares of common stock to Cornell Capital Partners for net proceeds of $9,420,000 (assuming 5% commitment fees of $500,000, $32,000 of structuring fees, $5,000 due diligence fees and offering costs of $43,000). These shares would represent 21% of our outstanding common stock upon issuance. We are registering 10,000,000 shares of common stock for resale pursuant to the Standby Equity Distribution Agreement. Assuming an offering price of $1.00 per share, we should be able to fully utilize the entire $10,000,000 available under the Standby Equity Distribution Agreement. If the average price for which we sold the shares under the Standby Equity Distribution Agreement is lower than $1.00 per share, we will need to file another registration statement with the SEC to register additional shares of common stock to fully utilize the shares we are registering under the Standby Equity Distribution Agreement.

As our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement; otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Standby Equity Distribution Agreement. The following table shows the number of shares to be issued under the Standby Equity Distribution Agreement at an assumed offering price of $1.00 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$1.00	$0.75	$0.50	$0.25
Number of Shares(1):	10,000,000	10,000,000	10,000,000	10,000,000
Total Outstanding(2):	47,254,174	47,254,174	47,254,174	47,254,174
Percent Outstanding(3):	21%	21%	21%	21%
Net Cash to Liberty Star (4):	$9,420,000	$7,045,000	$4,670,000	$2,295,000

(1)

Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available and the maximum number of shares to be issued is 10,000,000.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Represents gross proceeds received, less 5% commitment fee, $32,000 structuring fees, $5,000 due diligence fees and $43,000 estimated legal and accounting fees.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Standby Equity Distribution Agreement , which remain uncured for thirty (30) days after notice from Cornell Capital Partners. Upon the filing of a post-effective amendment to the registration statement that addresses the issues related to any fundamental changes, and provided the conditions of the agreement are met, the investor would remain obligated under the terms of the Standby Equity Distribution Agreement. For more information about the Registration of the Common Stock with the SEC, please see Section 7.2(c) of the Standby Equity Distribution Agreement, which is attached as an exhibit to the registration statement of which this prospectus forms a part.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $80,000 in connection with this agreement, consisting primarily of professional and commitment fees.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them. Because the selling stockholders may offer all or only some portion of the 19,498,516 shares of common stock to be registered, no precise estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of this offering. For the purposes of the following table, we have assumed that the selling stockholders will sell all of the common shares and common shares underlying the warrants to be registered for this offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock and common share purchase warrants by the selling stockholder as of June 1, 2006 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have, within the last three years, any material relationship with our company. Other than Newbridge Securities Inc., none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Newbridge Securities Inc. is a registered broker-dealer. We have engaged Newbridge Securities Corporation to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 8,850 shares of common stock on March 8, 2006.

With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Liberty Star so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

Name of Selling Stockholder and Position, Office or Material Relationship with Liberty Star	Number of Shares Registered	Number of Registered Shares Issuable Upon Exercise of the Share Purchase Warrants	Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares(1)	% of Class(1)
Towns Corporation PTO Ltd. (3)	40,000	20,000	60,000	0	0
A.D. Wahlhaus and Associates Pty Ltd. ATF the AW Superfund(4)	80,000	40,000	120,000	0	0
Mark Ninio	115,000	57,500	172,500	0	0

Daniel Muhlemann	20,000	10,000	30,000	0	0
Ursula S. Ulrich	40,000	20,000	60,000	0	0
Sanovest Holdings Ltd. (5)	100,000	50,000	150,000	0	0
Timeless Precious Metal Fund SICAV PLC(6)	100,000	50,000	150,000	30,000	<1%
Errol Bome	150,000	75,000	225,000	0	0
Alvin Blumenthal	92,307	46,153	138,460	0	0
John Travis Dalley	133,660	66,830	200,490	0	0
Chantal Gehri	815,000	407,500	1,222,500	0	0
Ingrid Weibel	1,155,000	577,500	1,732,500	0	0
Bianchi Marco	215,000	107,500	322,500	0	0
Gisele Decker	40,000	20,000	60,000	0	0
La Hougue Financial Management Services Limited(7)	531,750	15,875	547,625	0	0
James E. Power	40,000	20,000	60,000	10,000	<1%
James R. McCall	40,000	20,000	60,000	10,000	<1%
Ronald R. Bouchard	40,000	20,000	60,000	10,000	<1%
Robert Janak	30,000	15,000	45,000	0	0
E H & P Investments AG(8)	77,000	38,500	115,500	0	0
Nitro-Gen Pty. Ltd. ATF The Curson Family Trust(9)	200,000	100,000	300,000	110,000	<1%
Brewin Nominees Ltd. A/C PLC NG(10)	192,000	96,000	288,000	0	0
Chimes Holdings Pty. Ltd. (11)	100,000	50,000	150,000	0	0
Eugen Golaszewski	40,000	20,000	60,000	0	0
Michel Cornis	985	492	1,477	0	0
Lafina Investment Ltd. (12)	985	492	1,477	0	0
Gabriela Rutschmann	800,000	400,000	1,200,000	0	0
Armando Boffetti	800,000	400,000	1,200,000	0	0
Kirton Investment Holdings Ltd. (13)	500,000	0	500,000	0	0
Cornell Capital Partners LP. (14)	10,256,637 (2)	0	10,256,637	256,637	<1%
Newbridge Securities Corporation(15)	8,850	0	8,850	8,850	<1%
Totals	16,754,174	2,744,342	19,498,516	435,487	1%

(1)	Assumes all of the shares of common stock offered are sold. Based on 37,254,174 shares of our common stock issued and outstanding as of June 1, 2006.
(2)

Includes 10,000,000 shares of our common stock pursuant to the Standby Equity Distribution Agreement and 256,637 shares of our common stock issued to Cornell Capital Partners as an initial commitment fee.

(3)	Paul Erlich exercises voting and investment power over the shares held by Towns Corporation PTO Ltd.
(4)	A.D. Wahlhaus and Associates Pty Ltd. holds these shares in trust for the AW Superfund and Alan Wahlhaus exercises voting and investment power over these shares.
(5)	Sam Belzberg exercises voting and investment power over the shares held by Sanovest Holdings Ltd.
(6)	Peter Zihlmann exercises voting and investment power over the shares held by Timeless Precious Metal Fund SICAV PLC.
(7)	Richard G de W Wigley exercises voting and investment power over the shares held by La Hougue Financial Management Services Limited.
(8)

Cat Group AG, a public company in Switzerland, exercises voting and investment power over the shares held by E H & P Investments AG. Manfred Kastner, the CEO of Cat Group AG, makes the voting and investment decisions over these shares on behalf of Cat Group AG.

(9)	Gregory D. Curson exercises voting and investment power over the shares held by Nitro-Gen Pty. Ltd. in trust for the Curson Family Trust.
(10)	James Forster exercises voting and/or investment power over the shares held by Brewin Nominees Ltd. A/C PLC NG.
(11)	Martin Chimes exercises voting and/or investment power over the shares held by Chimes Holdings Pty. Ltd.
(12)	Rene Haustler exercises voting and investment power over the shares held by Lafina Investment Ltd.
(13)	Wayne Weaver exercises voting and investment power over the shares held by Kirton Investment Holdings. Ltd.
(14)

All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the voting and investment decisions over these shares on behalf of Yorkville Advisors.

(15)

Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us under a Placement Agent Agreement. For its services in connection with the Standby Equity Distribution Agreement, on March 8, 2006 Newbridge Securities Corporation received a $10,000 fee, which was paid by the issuance of 8,850 shares of common stock. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and,

(f) a combination of any of the aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 96% of the weighted average trading price for our shares, or a 4% discount on the per share price of our common stock on the principal market, and will receive a 5% commitment fee from each advance. We will also pay $500 to Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital from the proceeds of each cash advance.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company, Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, telephone: 775.322.0626.

LEGAL PROCEEDINGS

To our knowledge we are not a party to any litigation as of June 1, 2006. We anticipate that, from time to time, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims or proceedings will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. We intend to vigorously defend these actions, suits, claims and proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of January 30, 2006, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
James Briscoe	President, Chief Executive Officer, Chairman of the Board and Director	64	President, Chief Executive Officer, Chairman of the Board and Director since February 3, 2004
Jon Young	Chief Financial Officer and Director	61	Chief Financial Officer and Director since February 3, 2004
Gary Musil	Secretary and Director	54	Secretary and Director since October 23, 2003
John Guilbert	Director	74	Director since February 5, 2004
Philip St. George	Director	47	Director since May 9, 2005

James Briscoe - Chief Executive Officer, President and Director

Mr. Briscoe was appointed as our Chief Executive Officer, President and a director on February 3, 2004. Mr. Briscoe is a Registered Professional Geologist in the states of Arizona and California. From January 1980 to the present Mr. Briscoe has been the President, Chief Executive Officer and a Geologist of JABA (US) Inc. From March 1996 to the present time, Mr. Briscoe has been President of Compania Minera JABA, S.A. de C.V. in Mexico. Compania Minera JABA, S.A. de C.V. is no longer active and is in the process of dissolution. During the periods of time indicated below, Mr. Briscoe served in the positions listed for the following two Canadian public companies:

Company	Title	From	To
1. Excellon	VP Exploration	April 1994	January 1996
2. JABA Inc.	CEO	January 1980	April, 2005

Jon Young – Chief Financial Officer and Director

Mr. Young was appointed as our Chief Financial Officer and one of our directors on February 3, 2004. Mr. Young is a certified public accountant. Mr. Young is presently the CEO of Oracle Capital Advisors, Ltd. and has more than 30 years experience in providing clients with business consulting services. Mr. Young is President of Jon R. Young Company PC, an accounting practice limited to providing litigation support, and is strategically aligned with Beach Fleischman & Co. CPA’s P.C.., Southern Arizona's largest accounting firm. Mr. Young was a partner with the Tucson office of KPMG Peat Marwick for 13 years.

Gary Musil – Secretary and Director

Mr. Musil was appointed as one our directors on October 23, 2003 and is presently our corporate Secretary. Mr. Musil was our Chief Executive Officer and Chief Financial Officer from October 23, 2003 to February 3, 2004. Mr. Musil has more than 30 years of management and financial consulting experience. Mr. Musil has served as an officer and director on numerous public mining companies since 1988. This experience has resulted in his overseeing exploration projects in Peru, Chile, Eastern Europe (Slovak Republic), British Columbia, Ontario, Quebec and New Brunswick (Canada). Prior to this, he was employed for 15 years with Dickenson Mines Ltd. and Kam-Kotia Mines Ltd. as a controller for the producing silver/lead/zinc mine in the interior of British Columbia, Canada. Mr. Musil currently serves as an officer/director of four TSX Venture Exchange public companies in Canada. Mr. Musil has been the President, Chief Executive Officer, Chief Financial Officer and a director of Montoro Resources Inc., a TSX Venture company and a reporting issuer in Canada, since February 1999. Mr. Musil has been the Chief Financial Officer and Secretary and a director of Belmont Resources Inc., a TSX Venture company and a reporting issuer in Canada, since August 1992. Mr. Musil has been the Chief Financial Officer and a director of Mandalay Resources Corp, a TSX Venture company and a reporting issuer in Canada, since January 2000. Mr. Musil has been the Chief Financial Officer and secretary of Highbank Resources Ltd., a TSX Venture company and a reporting issuer in Canada, since December 1988.

John Guilbert – Director

Dr. Guilbert was appointed as one of our directors on February 5, 2004. Dr. Guilbert is a Professor Emeritus at the University of Arizona and is a world-renowned geologist and author and a co-developer of the Lowell-Guilbert porphyry copper model and recipient of two mining awards, the R.A.F. Penrose Medal and the D.C. Jackling Award. Dr. Guilbert has served as a director of Excellon Inc. a Vancouver Stock Exchange listed company from 1992 – 1996. Dr. Guilbert has served as a Board Chairman and director for JABA Inc., an Alberta Stock Exchange (later CDNX then TSX) listed company from 1996 – 2002.

Philip St. George – Director

Mr. St. George was appointed as one of our directors on May 9, 2005. Mr. St. George has been our Vice President of Exploration since February 2004. Since that time, Mr. St. George has been managing the geotechnical work on our Big Chunk claims. Mr. St. George has over 25 years experience in the mining exploration business, with over 16 years with major mining companies. Mr. St. George’s experience in property development from exploration through production will guide our efforts with our Big Chunk claims.

Family relationships

There are no family relationships among our directors, officers or significant employees.

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on June 1, 2006 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of June 1, 2006, we had 37,254,174 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
James Briscoe 5610 E Sutler Lane Tucson AZ 85712 USA	8,750,000 (2)	23.5%
Jon Young 3443 N Campbell Avenue Tucson AZ 85719 USA	90,000 (3)	<1%
Gary Musil 3577 Marshall Street Vancouver BC V5N 4S2 Canada	12,750 (3)	<1%
John Guilbert 961 E Linda Vista Boulevard Tucson AZ 85727 USA	60,000 (3)	<1%
Philip St. George 17543 Toakoana Drive Eagle River, AK 99577 USA	202,500 (3)	<1%
Directors and Executive Officers as a Group	9,115,250	24.5%

(1)

Based on 37,254,174 shares of common stock issued and outstanding as of June 1, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	These shares are held by Alaska Star Minerals LLC. James Briscoe beneficially owns 100% of the membership interest in Alaska Star Minerals LLC.
(3)	These shares represent unexercised stock options of which the person has the right to beneficial ownership within 60 days. At June 1, 2006 these options have not been exercised.

Changes in control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock with a par value of $0.001.

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock.

Penny stock rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information a bout penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of our company for the fiscal year ended January 31, 2006, the fiscal year ended January 31, 2005 and cumulative from inception (August 20, 2001) through January 31, 2006 appearing in this prospectus and registration statement have been audited by Semple & Cooper, LLP, as set forth in their report thereon, and are included in reliance upon such report given on their authority of such firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Liberty Star, to indemnify its directors and officers under certain circumstances. Our Articles of Incorporation and Bylaws provide that our company shall indemnify its directors and officers under certain circumstances to the extent allowable under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business development

We were incorporated August 20, 2001 in the State of Nevada, under the name "Titanium Intelligence, Inc." From incorporation until January 2004, we were a development stage company focused primarily on developing an Internet textile trade center website to facilitate the trade of textile products manufactured in China. We began to operate a textile trade center website on April 2, 2002. Our board of directors completed a review and evaluation of our textile trade center website business in December 2003 and determined in January 2004 to discontinue our textile trade center website operations and become an exploration stage company engaged in the acquisition and exploration of mineral properties through the acquisition of Liberty Star Gold Corp., a Nevada Company, and its subsidiary, Big Chunk Corp., an Alaska corporation pursuant to the Agreement and Plan of Merger with Alaska Star Minerals LLC described below.

Effective January 6, 2004, we increased our authorized capital from 25,000,000 shares of common stock to 200,000,000 shares of common stock. Concurrent with this increase to our authorized capital, each previously issued and outstanding share of our common stock was exchanged for eight shares of our common stock. As a result, the number of shares of our common stock issued and outstanding increased from 2,500,000 shares to 20,000,000 shares.

Acquisition of Liberty Star Gold Corp.

On January 19, 2004, we entered into an Agreement and Plan of Merger with Alaska Star Minerals LLC, James Briscoe and Paul Matysek (then the beneficial owners of Alaska Star Minerals LLC), Liberty Star Gold Corp. (then a private Nevada company wholly owned by Alaska Star Minerals LLC) and Liberty Star Acquisition Corp. (then our wholly owned Nevada subsidiary).

The Agreement and Plan of Merger provided for the acquisition of Liberty Star Gold Corp. by Liberty Star Acquisition Corp. The acquisition was completed effective February 3, 2004 and Big Chunk Corp. (then a subsidiary of Liberty Star Gold Corp.) became the wholly owned subsidiary of Liberty Star Acquisition Corp. We acquired 100% of the issued and outstanding shares of Liberty Star Gold Corp. in exchange for the issuance of 17,500,000 shares of our company’s common stock to Alaska Star Minerals LLC. The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the 3 trading dates prior to the completion of the asset purchase. Upon completion of the acquisition, we issued 17,500,000 shares of our common stock to Alaska Star Minerals LLC. As a result of this issuance, the number of outstanding shares of our common stock was increased from 20,000,000 shares to 37,500,000 shares, of which approximately 46.7% were owned by Alaska Star Minerals LLC.

On February 5, 2004, Liberty Star Acquisition was merged into our company through a parent/subsidiary merger completed pursuant to Nevada Revised Statute 92A.180. Also on February 5, 2004, our company’s name was changed from Titanium Intelligence, Inc. to “Liberty Star Gold Corp.” Big Chunk Corp. is now our wholly-owned subsidiary.

On February 5, 2004, we commenced operations in the acquisition and exploration of mineral properties business following completion of the above transactions pursuant to which our company indirectly acquired 981 mineral claims, spanning 237 square miles in the Iliamna region of southwestern Alaska (the "Alaska Claims"). Our company is considered to be an exploration stage company, as it has not generated any revenues from operations.

The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the 3 trading dates prior to the completion of the asset purchase. Titanium Intelligence, Inc. acquired mineral claims, assumed liabilities of $313,895 and issued 17,500,000 shares valued at $15,925,000. Our company conducted a fair value assessment of the asset acquisition following the transaction date and determined the fair value of the mineral claims received was less than the value paid. The fair value was determined by an independent appraisal of the mineral claims. As a result we recorded an impairment loss of $15,907,500 in the same quarter as the asset acquisition.

As a condition to the closing of the acquisition, we agreed to appoint James Briscoe and Jon Young as members of our board of directors on closing, and Chen (Jason) Wu and Paulo Martins agreed to and did tender their respective resignations as directors at the closing of the acquisition. James Briscoe and Jon Young were appointed to our board of directors on February 3, 2004. John Guilbert was appointed as one of our directors subsequent to the acquisition on February 5, 2004.

On October 29, 2004 and as amended, Alaska Star Minerals, L.L.C., Briscoe Investments, LP, RLLP, Paul Matysek, Bedrock Capital Corporation Ltd., a Nevada corporation wholly owned and controlled by Paul Matysek, and our company, agreed to the following:

1. that Alaska Star Minerals LLC would surrender to our company for cancellation 7,000,000 of our common shares;

2. that 1,750,000 shares would be transferred to Bedrock Capital Corporation in exchange for the redemption of Paul Matysek’s membership interest in Alaska Star Minerals LLC. Bedrock Capital Corporation Ltd. is owned by Paul Matysek; and,

3. that the 1,750,000 common shares to be issued to Bedrock Capital Corporation should be registered for resale on a Form SB-2 registration statement filed with the Securities and Exchange Commission.

1,750,000 shares of our common stock were transferred to Bedrock Capital Corporation Ltd. on November 19, 2004. Bedrock Capital Corporation Ltd. has subsequently sold 1,500,000 of its restricted common shares and has waived the requirement to register its shares. 7,000,000 shares of our common stock held by Alaska Star Minerals LLP were cancelled on November 22, 2004, leaving Alaska Star Minerals LLP with 8,750,000 shares of our common stock. The Membership Interest Redemption and Withdrawal Agreement and amendment, dated October 29, 2004 and November 19, 2004, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our current business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties in the State of Alaska through our wholly-owned subsidiary, Big Chunk Corp. The company currently holds a 100% interest in 1,718 mineral claims covering approximately 421 square miles in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 265 miles southwest of the city of Anchorage, Alaska (the “Alaska Claims”). The company also holds 163 mineral claims covering approximately 40.75 square miles in southwestern Alaska approximately 40 miles northeast of the northern boundary of the Big Chunk claims (the “Bonanza Hills Claims”). These Alaska claims are held in the name of our wholly-owned subsidiary, Big Chunk Corp. The company also holds a 100% interest in 651 Federal mining claims covering approximately 21 square miles on the Colorado Plateau Province of Northern Arizona (the “North Pipes”).

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The company has investigated title to all its mineral properties and, to the best of its knowledge, title to all properties are in good standing.

The mineral resource business generally consists of three stages: exploration, development and production. Mineral resource companies that are in the exploration stage have not yet found mineral resources in commercially exploitable quantities, and are engaged in exploring land in an effort to discover them. Mineral resource companies that have located a mineral resource in commercially exploitable quantities and are preparing to extract that resource are in the development stage, while those engaged in the extraction of a known mineral resource are in the production stage. Our company is in the exploration stage – we have not found any mineral resources in commercially exploitable quantities.

Mineral resource exploration can consist of several stages. The earliest stage usually consists of the identification of a potential prospect through either the discovery of a mineralized showing on that property or as the result of a property being in proximity to another property on which exploitable resources have been identified, whether or not they are or have in the past been extracted.

After the identification of a property as a potential prospect, the next stage would usually be the acquisition of a right to explore the area for mineral resources. This can consist of the outright acquisition of the land or the acquisition of specific, but limited, rights to the land (e.g., a license, lease or concession). After acquisition, exploration would probably begin with a surface examination by a professional geologist with the aim of identifying areas of potential mineralization, followed by detailed geological sampling and mapping of this showing with possible geophysical and geochemical grid surveys to establish whether a known trend of mineralization continues through un-exposed portions of the property (i.e., underground), possibly trenching in these covered areas to allow sampling of the underlying rock. Exploration also commonly includes systematic regularly spaced drilling in order to determine the extent and grade of the mineralized system at depth and over a given area, as well as gaining underground access by ramping or shafting in order to obtain bulk samples that would allow one to determine the ability to recover various commodities from the rock. Exploration would conclude with a feasibility study to determine whether mining the minerals would make economic sense. A feasibility study is a study that reaches a conclusion with respect to the economics of bringing a mineral resource to the production stage.

There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration is required before we can evaluate whether any exist and, if so, whether it would be economically and legally feasible to develop or exploit those resources. Even if we complete our current exploration program and we are successful in identifying a mineral deposit, we would be required to spend substantial funds on further drilling and engineering studies before we could know whether that mineral deposit will constitute a reserve (a reserve is a commercially viable mineral deposit). Please refer to the section entitled "Risk Factors", beginning on page 8 of this prospectus, for additional information about the risks of mineral exploration.

To date, we have not generated any revenues and we remain in the exploration stage. Our ability to pursue our business plan and generate revenues is subject to our ability to obtain additional financing, and we cannot give any assurance that we will be able to do so.

Compliance with government regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Alaska.

We have paid the applicable rental fees required by Alaskan mining regulations for the staking of the property, which extends the Alaska Claims for a two year period from the staking of the claims. Annual assessment work of $400 per 160 acre quarter section or $100 per 40 acre quarter-quarter section must also be performed by us in order to keep the claims in good standing, or a total of approximately $740,000 must be paid to maintain the claims in good standing. We conducted a detailed aerial survey of the magnetic fields on our Big Chunk claims in Alaska and associated work at a cost of $283,889 during the period January 10 through June 6, 2004. Additional studies including extensive soil sampling and testing, Induced Polarization surveys, diamond core drilling and interpretation of data and samples that were collected in those studies were completed in 2005. The approximate cost of these activities was in excess of $1.8 million and may be applied towards maintaining the claims in good standing for 2004 and four additional years.

In order to proceed with any drilling program, we will have to apply to the Alaska Department of Natural Resources, the Alaska Department of Conservation and the US Corps of Engineers. The permitting process is anticipated to take approximately six weeks and would be done through contractors based in Anchorage. The permit fees are anticipated to be under $1,000 in total. The cost of contractors assisting with the permitting process is estimated to be approximately $15,000. The permitting process will be targeted to commence early in the field season with the objective of obtaining drilling permits for those locations identified for prospective drilling as a result of our initial exploration.

Our Arizona claims are on U.S. Federal Lands and are administered by the Department of Interior, Bureau of Land Management (surface and mineral) land. Our claims may be kept in good standing by paying an advance annual maintenance and rental fee before noon, September 1, 2006, in the amount of $125 per mining claim. To keep our existing property in good standing, the annual maintenance and rental fees total approximately $96,400.

In order to proceed with any drilling program in Arizona, we will have to apply for various permits with the State of Arizona. The permitting process is anticipated to take several weeks. We have engaged a full service environmental firm in Arizona to provide turnkey comprehensive services from drill permitting to mine permitting. We plan to apply for a few drilling permits at a time to drill at those breccia pipe locations that we have prioritized after geophysical testing. A geophysical survey known as CSMAT (Controlled Source Audi-range Magneto Tellurics) has started and is expected to take up to three months and cost approximately $235,000. The data will be interpreted and a three dimensional model generated for each mineral body detected. A drilling program will be designed around each geophysical model. The drilling permit fees are anticipated to be approximately $3,000 per pipe. The cost of contractors assisting with the drilling permitting process is estimated to be approximately $8,000 to $10,000 per pipe. The drilling permitting process will be targeted to commence in May 2006 with the objective of obtaining drilling permits in mid summer 2006 for those breccia pipe locations identified for prospective drilling as a result of our initial exploration. The drilling sites and the cost of the drilling program have not yet been determined.

In order to proceed with mining operations in Arizona, we will have to apply for various permits with the State of Arizona. We have engaged a full service environmental firm to provide turnkey comprehensive services from drill permitting to mine permitting. Using their “fast track” approach with the various requirements and agencies, we believe that a mine in this area could be permitted for production in about twelve months. The cost of mine permitting, including cost of contractors assisting with the permitting process, is estimated to be between $95,000 and $150,000 per mine location. The mining permitting process will not commence until the results of our drilling program are analyzed.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

Competition

We are a mineral resource exploration stage company engaged in the business of mineral exploration. We compete with other mineral resource exploration stage companies for financing from a limited number of investors that are prepared to make investments in mineral resource exploration stage companies. The presence of competing mineral resource exploration stage companies may impact our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We also compete for mineral properties of merit with other exploration stage companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring additional mineral properties.

Many of the resource exploration stage companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. This competition could result in our competitors having resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration stage companies that may purchase resource properties or enter into joint venture agreements with junior exploration stage companies. This competition could adversely impact our ability to finance property acquisitions and further exploration.

Employees

As of January 1, 2006, we had six full time employees, one part-time employee and two contractors on full time status. Competition for outstanding explorationists is intense as there are too few to meet the need and few new college graduates are entering the field. As a result we have decided to maintain a core of experienced critical employees and contractors and contract for technical workers on an as needs basis during field months. As of the date of this prospectus, we are employing or contracting three full time geologists, including President and CEO, James Briscoe, and VP Exploration, Phil St. George, as well as one senior geologist R. Macer. We also employ David Boyer M.Sc. a specialist in computer mapping. We have contracted with Dr. Karen Wenrich as a full time consultant on uranium exploration. Experienced field crewmembers as part of the geophysical crew, geochemical samplers, and a camp cook have been contracted as well. In all, there will be up to 22 workers for the field season. These permanent and contracted personnel will work approximately year round in Arizona and start about July 15 in Alaska and work until freeze up about the end of October. Additionally, we have geoscience consultants specializing in exploration geology, geophysics, geochemistry, and geocomputer data applications, of whom our Technical Advisory Board is comprised. These individuals are contracted for 140 days of consulting services over the period January 1, 2006 through December 31, 2006 but particularly during the summer field season in Alaska.

Reports to security holders

We are not required to deliver an annual report to our stockholders but we intend to voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. We refer you to the cautionary statement regarding forward-looking statements included at the beginning of this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors" beginning on page 8 of this prospectus.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with accounting principles generally accepted in the United States of America.

Overview

We are an exploration stage company engaged in exploration of three large mineral projects Two of these projects are located in the Iliamna area of southwestern Alaska – Big Chunk and Bonanza Hills. The third is located in the Mojave and Coconino counties of Northern Arizona in an area known as the North Pipes Project.

At our Big Chunk and Bonanza Hills properties in Alaska, which are held through our wholly-owned Alaska subsidiary, Big Chunk Inc. “Big Chunk”, we have acquired and are exploring at Big Chunk 1,718 mineral claims spanning approximately 421 square miles in an area centered 25 miles northwest of the village of Iliamna, on the north shore of Lake Iliamna in southwestern Alaska. At Bonanza Hills we have 163 claims covering approximately 40.75 square miles. In each case these are Alaska State Mining Claims and are subject only to a small royalty due the state of Alaska. We plan to ascertain whether the claims possess commercially viable deposits of gold, copper, molybdenum, silver and zinc. To date, we have completed a detailed study, by airplane, of the magnetic fields found on our Big Chunk claims. One hundred eleven miles of induced polarization surveys have been completed over portions of our Big Chunk claims. We have also drilled 31 drill holes to an average depth of about 400 feet for a total of 12,277 feet of drilling on our Big Chunk properties.

The Bonanza Hills mining district lies about 60 miles northeast of the village of Iliamna and about 40 miles north east of the northern boundry of the Big Chunk Project. At present, only a small part of our Bonanza Hills claims have been sampled. Additional sampling is planned for the field season of 2006.

In Arizona starting on or about November 2004, in response to rising uranium consumption and prices, we started a literature research program of the characteristics of uranium bearing breccia pipes which occur in north central Arizona between the town of Flagstaff and the Utah border. We determined that areas that held breccia pipes were available for acquisition by staking federal mining claims. Almost all previously held claims had been allowed to expire by their previous holders because of the low price of uranium from the early 1980’s until recently. As a result of our investigation and the interest it developed, the company has acquired, through staking, 771 federal lode mining claims in northern Arizona that include approximately 143 breccia pipe targets. These federal claims provide the mining rights to discovered minerals and no royalty is due on production from them. We have established a field office in Kanab, Utah for the company. Kanab, Utah is the nearest town to the area of exploration which lies 15 to 48 miles to the south in Arizona.

Cash requirements

Over the next twelve months we intend to continue our exploration program at Big Chunk and Bonanza Hills in Alaska and the uranium pipes at North Pipes in northern Arizona. We anticipate that we will incur expenses over the next twelve months for geological, geophysical, and geochemical studies and interpretation of data acquired in the field season of 2006.

We will require additional funds to implement our growth strategy in exploration operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Our net cash provided by financing activities during the fiscal year ended January 31, 2006 was $5,052,732. Our net cash provided by financing activities during the year ended January 31, 2005 was $2,661,930.

In order to proceed with our plans after acquiring Liberty Star Gold Corp., we raised funds by way of three private placements of equity securities in our company. The first offering, in March 2004, consisted of 1,000,000 shares at a price of $1.00 per share for gross proceeds of $1,000,000. The second offering, in June 2004, consisted of 1,600,000 units at a price of $1.25 per unit for gross proceeds of $2,000,000. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock in our company at a price of $1.75 per share and is exercisable for a period of two years. The third offering, in March 2005, consisted of 3,886,717 units at a price of $1.30 per unit for gross proceeds of $5,052,732. Proceeds from the third offering were released to the company in May 2005. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock in our company at a price of $1.50 per share and is exercisable for a period of two years. The net proceeds received will be used to explore our property and for working capital. On May 20, 2005, we issued a total of 1,970 units to Lafina Investment Ltd. and Michel Cornis as finder's fees in connection with the private placement.

On March 8, 2006, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Liberty Star 96%, or a 4% discount on the lowest volume weighted average per share price of our common stock on the principal market for the 5 days following our request for advance. Cornell Capital Partners’ obligation to purchase shares of Liberty Star’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including Liberty Star obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $300,000 per five business days. Upon the filing of a post-effective amendment to the registration statement that addresses the issues related to any fundamental changes, and provided the conditions of the agreement are met, the investor would remain obligated under the terms of the Standby Equity Distribution Agreement.

Our expenditures for the next twelve months are anticipated by management to be approximately $10,000,000. The results that we can accomplish with our current budgeted expenditures of approximately $10,000,000 are limited. We will need additional funding to determine whether we have a commercially viable mineral resource.

Over the next twelve months we intend to use all available funds to expand on the exploration of our leases, as follows:

Estimated Expenses For the Next Twelve Months
Expense	Amount
Mineral Claim Exploration Expenses	$9,000,000
Professional Fees	360,000
Investor Relations & Sales Related	322,000
Rent, Utilities & Insurance	105,000
General and Administrative Expenses	213,000
Total	$10,000,000

We had cash and cash equivalents in the amount of $933,102 as of January 31, 2006. We had working capital of $808,491 as of January 31, 2006. As of January 31, 2006, we had $160,075 in current liabilities. Our total liabilities as of January 31, 2006 were $160,075 as compared to total liabilities of $96,317 as of January 31, 2005. The increase in liabilities was due to the increase in winter field work and staking activity at the North Pipes project during the 2006 season compared to the 2005 season.

We had a net loss of $4,627,965 for the fiscal year ended January 31, 2006 compared to a net loss of $18,392,024 for the fiscal year ended January 31, 2005. We incurred operating expenses in the amount of $4,694,804 for the fiscal year ended January 31, 2006 compared to $18,397,569 for the fiscal year ended January 31, 2005. The decrease in net loss and the decrease in expenses was primarily due to the impairment loss incurred in the fiscal year ended January 31, 2005 as a result of the acquisition of Liberty Star Gold Corp., on February 3, 2004, and because of an increase in field work and drilling activity during the 2006 season compared to the 2005 season. We have accounted for the acquisition of Liberty Star Gold Corp. as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the three (3) trading dates prior to the completion of the asset purchase, which has resulted in a non-recurring impairment loss for the period of $15,907,500. During the fiscal year ended January 31, 2006, we spent $3,577,964 on exploration of our mineral properties.

There is no assurance that we will be able to raise additional funds in the amounts and at the times we will require them. Please refer to the section of this registration statement entitled "Risk Factors" beginning on page 8 for a more detailed description of the risks that we will face, and the risks that any person investing in our company will face, that may arise as the result of our attempt to raise money for the continuation of our exploration program through the sale of equity in our company. Because of these risks and for other reasons, our auditors, in their report on the annual consolidated financial statements for the year ended January 31, 2006, included an explanatory paragraph regarding their concerns about our ability to continue as a going concern.

Purchase or sale of equipment

We do not anticipate that we will expend any significant amount on the purchase of equipment for our present operations or for our projected operations over the next 12 months. Nor do we anticipate that we will sell any equipment over the next 12 months.

Off-Balance Sheet arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Presentation of financial information

We completed the acquisition of Liberty Star Gold Corp., the private Nevada Corporation that we acquired from Alaska Star Minerals LLC, effective February 3, 2004 and subsequently changed our year end from December 31 to January 31. Pursuant to United States generally accepted accounting principles, this acquisition was treated as an asset purchase reported at the fair value of the common stock issued. Our financial statements for the period ended January 31, 2006 reflect financial information for the period from February 1, 2004 to January 31, 2006, February 1, 2004 to January 31, 2005 and the period from inception through January 31, 2006.

You should read the following discussion of our financial condition and results of operations together with our consolidated audited financial statements and the notes to our consolidated audited financial statements included elsewhere in this filing. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Since we have not generated any revenue and we will need to sell further securities or borrow money to fund our exploration activities in the future, our auditors, in their report on the annual consolidated financial statements for the year ended January 31, 2006, included an explanatory paragraph regarding their concerns about our ability to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

These financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Critical accounting policies

A summary of our significant accounting policies are described in Note 2 to our consolidated financial statements for the period ended January 31, 2006, included elsewhere in this prospectus.

New accounting pronouncements

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (“SFAS 123(R)”), “Share-Based Payment.” The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123 are effective as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company intends to comply with the standard upon its effectiveness; however, the Company does not believe that the impact to the Company’s consolidated financial statements would be materially different from the pro forma disclosures under SFAS No. 123 disclosed in Note 5, Stock Based Compensation.

On June 1, 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections (“SFAS No. 154”), a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The FASB stated that SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS No. 154 does not change the transition provision of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The implementation of SFAS No. 154 will not have a material effect on our results of operations or financial position.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), an amendment to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 applies to hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. The FASB stated that SFAS No. 155 improves financial reporting by eliminating the exemption from applying Statement No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 amends Statement No. 140 by eliminating the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Any differences resulting from adoption of SFAS No. 155 should be recognized as a cumulative-effect adjustment to beginning retained earnings. Unless early adoption is elected, SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Management does not believe that the adoption of SFAS No. 155 will have a material effect on our results of operations or financial position.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that this statement will have a significant impact on the Company’s overall results of operations or financial position.

Going concern

The company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to possibly attaining a revenue generating status. There are no assurances that a commercially viable mineral deposit exists on any of our properties. In addition, the company may not find sufficient ore reserves to be commercially mined. As such, the company's auditors have expressed an uncertainty about the company's ability to continue as a going concern in their report attached to our audited financial statements for the fiscal year ended January 31, 2006. All exploration costs are expensed as incurred.

Our financial statements included in this prospectus have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we will require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

DESCRIPTION OF PROPERTY

Our offices

We rent the premises for our principal office that consists of approximately 1,300 square feet of engineering office space and 1,800 square feet of warehouse storage space located at 2766 N Country Club Road., Tucson, Arizona 85716. We rent these premises from Roger Brestel for $3,000 per month plus a pro rata share of utilities and maintenance. Previously we had sublet these premises from JABA (US) Inc. Our president and chairman, Mr. James Briscoe, is the president of JABA (US) Inc.

We believe that our existing office facilities are adequate for our needs through the end of the year ended January 31, 2007. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Our mineral claims

We, through our wholly-owned subsidiary, Big Chunk Corp., currently hold a 100% interest in 1,718 mineral claims covering approximately 421 square miles in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 265 miles southwest of the city of Anchorage, Alaska (the “Alaska Claims”). The company also holds 163 mineral claims covering approximately 40.75 miles in southwestern Alaska approximately 40 miles northeast of the northern boundary of the Big Chunk claims (the “Bonanza Hills Claims”). The company also holds a 100% interest in 771 Federal mining claims covering approximately 25 square miles on the Colorado Plateau Province of Northern Arizona (the “North Pipes”). We have not found any mineral resources on any of our claims.

Our mineral claims in the State of Alaska

Our claims in the State of Alaska consist of 1881 State mineral claims, spanning approximately 462 square miles in the Iliamna Mining District of southwestern Alaska, located on the north side of the Cook Inlet, approximately 200 miles southwest of the city of Anchorage, Alaska. The properties lie about 20 to 60 miles north of Lake Iliamna, and 15 to 60 miles northwest of the village of the same name, see map below. The only access to our Alaska Claims and the general area is by snowmobile in the winter, helicopter during any time of the year, or by foot.

Our claims in the State of Alaska are Alaska State mining claims on State of Alaska owned (surface and mineral) land. State mineral claims in Alaska may be kept in good standing by incurring annual assessment work or by paying cash in lieu of assessment work in the amount of $400 per 160 acre quarter section claims or $100 per 40 acre quarter-quarter section mineral claims per year and by paying annual escalating state rentals. To keep our existing property in good standing, the annual assessment work or cash in lieu obligations total approximately $740,000. Sufficient work has been done to cover all requirements for 2006, and 2007. The annual state rentals are $100 for 160-acre quarter section claims and $25 for 40-acre quarter-quarter section claims. The rental period begins at noon on September 1st through the following September 1st and annual rental payments are due on November 30th of each year. State rentals for our Alaska claims for the rental period ending September 1, 2005 totaled approximately $98,000 and have been paid. State rentals for the rental period ending September 1, 2006 will total approximately $172,000 and have been paid. Alaska State production royalty is three percent of net proceeds (income). State law prescribes that after a 3.5-year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

Our claims in the State of Alaska are owned 100% by Big Chunk Inc., an Alaska corporation that in turn is owned 100% by us. The only royalties, payments or other encumbrances on the property are those owed to the State of Alaska as mentioned above. Federal taxes will be owed on profits made from mining on the property. The claims are owned 100% by Liberty Star Gold Corp. through its 100% ownership of Big Chunk Inc., an Alaska corporation. The only royalties, payments or other encumbrances on the property are those owed to the State of Alaska as mentioned above.

Environmental / Permits

Within our claims in the State of Alaska, aside from the foreseeable displacement of fish and wildlife resources within the immediate mine and related structures and increased human access by a mine development project, we are not aware of any specific environmental impact that affect the mineral claims. In August 2004, Liberty Star contracted Lynx Enterprises to obtain permits for drilling. The following table summarizes the permits required for drilling and the day those permits were issued. Some of these permits are multi-year permits, and others will have to be renewed each year.

Alaska Permits	Date Issued
DNR Temporary Water Use Authorization TWUP F2004-24	September 17, 2004
US Army Corps of Engineers authorization under Nationwide Permit #6, Survey Activities POA-2004-1317-D	September 7, 2004
DNR Miscellaneous Land Use Permit for Hardrock Exploration and Reclamation	September 17, 2004
DNR Fish Habitat Permit FH-04-II-0267	September 20, 2004
Annual Reclamation APMA A042793	December 1, 2004
DNR Miscellaneous Land Use Permit # A052793	May 11,2005
DNR 2005 AMENDMENT #1 Miscellaneous Land Use Permit	June 8, 2005
DNR Annual Placer Mining Permit A052793	May 11, 2005
DNR Fish Habitat Permit FH-05-II-0142	May 11, 2005
DNR 2005 AMENDMENT #2 Miscellaneous Land Use Permit	August 2, 2005
Annual Reclamation APMA A052793	November 10, 2005

All of our claims in the State of Alaska are large enough to host open pit mines, with sufficient areas for facility sites, waste and tailing storage and all other spatial requirements. Water is found at surface to supply mining and mineral recovery operations as well as other water demands. Power is not available on the properties and will have to be developed or brought in prior to mining and mineral recovery operations.

Drilling

Quest Drilling completed four holes on the Alaskan properties in late 2004. The holes were drilled with a LF70 helicopter portable diamond core rig, taking a 2.35 inch in diameter core sample and a total footage of 1329 feet in samples. We contracted Connors Drilling to carry out the drilling in 2005. A helicopter portable diamond core drill was used. A total of 10,948 feet was completed. Both 3.77 inch and 2.35 inch core was drilled. Permits for both programs were filed, accepted and subsequent to drilling closeout work and reclamation reports were filed after completion.

Bonanza Hills claims
ALASKA
N
0
15
30
60 K
0
10
20
40 Mile
Big
Chunck
claims
Port Alsworth
Nondalton
Pedro Bay
Iliamna
Newhalen
Koliganek
Lake Iliamna
New Stuyahok
Kokhanok
Ekwok

Figure 1: Alaska Properties – Big Chunk and Bonanza Hills- Location Map

Our Arizona claims

Our Arizona claims consist of 771 Federal mining claims, covering approximately 25 square miles in northwestern Arizona, located on the north side of the Colorado River, approximately 120 miles northeast of the city of Las Vegas, Nevada. The property lies about 12 to 35 miles south of the southern Utah border. Access to these Arizona Claims and the general area is by paved highway, dirt roads or by foot.

Our Arizona claims are on U.S. Federal Lands and are administered by the Department of Interior, Bureau of Land Management (surface and mineral) land. Our claims may be kept in good standing by paying an advance annual maintenance and rental fee before noon, September the 1st, in the amount of $125 per mining claim. To keep our existing property in good standing, the annual maintenance and rental fees total approximately $96,400.

We own 100% of our Arizona claims. The only royalties, payments or other encumbrances on the property are those owed to the Bureau of Land Management as mentioned above. Federal taxes will be owed on profits made from mining on the property.

Environmental / Permits

Within our Arizona claims, aside from the foreseeable displacement of wildlife resources within the immediate mine and related structures (estimated at approximately 20 acres) and increased human access by a mine development project, we are not aware of any specific environmental impact that affect the mineral claims.

In order to proceed with any drilling program in Arizona, we will have to apply for various permits with the State of Arizona. The permitting process is anticipated to take several weeks. We have engaged a full service environmental firm in Arizona to provide turnkey comprehensive services from drill permitting to mine permitting. We plan to apply for a few drilling permits at a time to drill at those breccia pipe locations that we have prioritized after geophysical testing. A geophysical survey known as CSMAT (Controlled Source Audi-range Magneto Tellurics) has started and is expected to take up to three months and cost approximately $235,000. The data will be interpreted and a three dimensional model generated for each mineral body detected. A drilling program will be designed around each geophysical model. The drilling permit fees are anticipated to be approximately $3,000 per pipe. The cost of contractors assisting with the drilling permitting process is estimated to be approximately $8,000 to $10,000 per pipe. The drilling permitting process will be targeted to commence in May 2006 with the objective of obtaining drilling permits in mid summer 2006 for those breccia pipe locations identified for prospective drilling as a result of our initial exploration. The drilling sites and the cost of the drilling program have not yet been determined.

In order to proceed with mining operations in Arizona, we will have to apply for various permits with the State of Arizona. We have engaged a full service environmental firm to provide turnkey comprehensive services from drill permitting to mine permitting. Using their “fast track” approach with the various requirements and agencies, we believe that a mine in this area could be permitted for production in about twelve months. The cost of mine permitting, including cost of contractors assisting with the permitting process, is estimated to be between $95,000 and $150,000 per mine location. The mining permitting process will not commence until the results of our drilling program are analyzed.

The following table summarizes the permits required for geophysics or drilling that we expect to apply for over the next 12 months:

Arizona Permit/Filing (Per 2001 43CFR3809)	Date
Notice of Intent (< five acres of disturbance)	To be filed
Plan of Operations (> five acres of disturbance)	To be filed
Bond Reclamation Estimate Calculation	To be filed
Environmental Assessment for Plan of Ops	To be filed
State of Arizona Water Resources Drilling Permit	To be filed
Archaeological Survey and Permit	To be filed

Figure 2: North Pipes Project - Arizona Properties Location Map

N
113°0'0"W
Colorado City 1 km
112°30'0"W
Fredonia
Kaibab Indian Reservation
36°30'0"N
Phoenix
Mohave Co.
Coconino Co.
Grand Canyon - Parashant N.M.
Grand Canyon National Park
Legend
Liberty Star Gold Claims
Grand Canyon - Parashant N.M.
GRAND CANYON N.P.
KAIBAB INDIAN RES.
Unimproved Road
State/US Highway
LIBERTY STAR
Meters
1:400,000

Our Arizona properties are from 13 to 38 miles from the towns of Fredonia, Arizona or Colorado City, Utah. The Federal lands within this area, encompasses about 2.8 million acres of public land located in the northwest corner of Arizona and is known as the “Arizona Strip” (Strip). Isolated from the rest of Arizona by the deep canyons of the Colorado River, this area is closely linked geographically, culturally and economically with southern Utah. The town of Kanab about 10 miles north of Fredonia, Arizona is the primary supply depot and the location of the company’s field office for the North Pipes Project. The town of St. George, the largest in southern Utah lies about 150 miles by two lane paved highway west of Kanab. The area is vegetated with sage and juniper, with incised arroyos and canyons. The Strip encompasses the northern portion of Mohave and Coconino Counties. There are no inhabited communities in the interior of the Strip and the human population is low.

The only highways, three of them, cross the northern tier of the Arizona Strip. No paved roads extend into the interior, but over 4,400 miles of unpaved roads and truck trails criss-cross the area. Most of the development in the interior of the Arizona Strip is related to ranching operations and includes waters, fences and diverse other types of rangeland improvements. The few ranch houses scattered across the Strip are not permanent residences but only occasionally used by ranch hands.

The principal industries in the Arizona Strip are ranching and minerals exploration and development. Grazing of livestock has been a major use of the public lands since the 1880's and continues to be to this day. Active uranium exploration and development operations have occurred over the past two decades. Eight mines were operated on the Strip. Three were mined out and the sites rehabilitated. The other five have been shut down due to low uranium prices.

Present condition of our claims

Both the Alaskan and Arizona properties are undeveloped. There are no open-pit or underground mines, nor is there any mining plant or equipment located on the properties. There is no power supply to the properties. There is not any road access to the Alaskan properties, but there is road access to the Arizona properties.

Claim status

On November 28, 2005 we filed assessment affidavits and paid the applicable fees required by Alaskan mining regulations for the Alaska claims, which will expire two years after the date we paid those fees. We are required to perform annual assessment work of $400 per quarter section in order to keep the claims in good standing. We conducted a detailed aerial study of the magnetic fields of our Big Chunk claims in Alaska and associated work at cost of $283,889 during the period January 10 through June 6, 2004. Additional studies including extensive soil sampling, Induced Polarization geophysical surveying, diamond core drilling and interpretation of the data and samples from those studies was conducted in 2005. The approximate cost of these activities has been in excess of $1.8 million and may be applied towards maintaining the claims in good standing for 2005 and three additional years up to and including 2008 obligations.

In Arizona, during the month of August 2005 we filed with the Bureau of Land Management the Notice of Intent to Hold and Certification of Payment of Rental and Maintenance Fee Affidavits for the initial group of 313 federal unpatented lode mining claims.  In December 2005 an additional 95 federal unpatented lode mining claims were filed with the Bureau of Land Management. In February and March of 2006 we filed an additional 139 federal unpatented lode mining claims with the Bureau of Land Management. In April 2006, we staked an additional 224 claims and filed them with the Bureau of Land Management.  The combined 771 mining claims have had all applicable fees paid, and are in good standing.

Exploration History

Prior History

Except as indicated with respect to our Arizona claims and otherwise as set out below, we are unaware of any previous claim ownership anywhere on the property, nor any exploration, other then minor surface sampling. No evidence of development work has been found on the property. No historical mineral resources or reserves are in the published literature.

Our Alaska claims

Our Alaska claims are located in a remote area of southwestern Alaska where limited exploration and development activity has occurred. The area is largely covered by glacial debris, soil, and tundra. Little geologic, geochemical or geophysical data is available, and that which is available is of a general nature and of low quality.

Our Big Chunk claims

We are unaware of any previous claim ownership anywhere on our Big Chunk claims in Alaska. No historical mineral resources or reserves are in the published literature concerning the property. Other than minor exploration that was conducted by Cominco Alaska, Anaconda and the United States Geological Survey, we are not aware of any prior exploration that was conducted on our Big Chunk claims in Alaska prior to January 10, 2004, when our aerial survey of the magnetic fields began.

Our Bonanza Hills claims

Anaconda and Cominco Alaska also conducted some minor tests on our Bonanza Hills claims in the past. The work they conducted consisted of surface sampling and a small geophysical survey. We are not aware of any other exploration that occurred there before we began our exploration there.

Our Arizona claims

The Arizona Strip was an active exploration district in the 1970’s and 1980’s with several producing mines and huge tracts of claims held by companies including International Uranium Corp., Energy Fuels Nuclear, Pathfinder as well as others. The work accomplished by these companies included geophysics and drilling, little to none of this information is available to the public, though many of the drill holes are marked and still visible. No evidence of actual development work has been found on any of our properties. No historical mineral resources or reserves are in the published literature.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control persons that have occurred during the last two fiscal years.

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On October 24, 2003, our company entered into an agreement with Sundance Capital Corp. (“Sundance”), a company controlled by our then President, for a period of three months whereby Sundance agreed to provide certain management services. As consideration, we paid $5,000 upon execution and agreed to pay $3,000 per month, plus reasonable expenses (not to exceed $250 per month). During January 2004, this agreement was renewed for a term of three months.

From February 2002 to January 2004, our former Chief Financial Officer and director, Chen (Jason) Wu, provided us with technical services in the basic design and setting up of our Internet textile trade center. We entered into a service agreement with Mr. Wu for his technical services and under the service agreement we agreed to pay Mr. Wu an amount as determined by our directors in view of Mr. Wu's contribution to our company and the funds available to us for compensation of contractors and employees. During the year ended December 31, 2003, we paid Mr. Wu a total of $1,035 for the technical services and reimbursement of expenses provided by him. We terminated the service agreement with Mr. Wu on January 30, 2004.

On closing of our acquisition of Liberty Star Gold Corp., on February 3, 2004, we issued to Alaska Star Minerals LLC, an Arizona limited liability company, a total of 17,500,000 shares of our common stock. James Briscoe, our president and chairman, owns a 100% beneficial interest in Alaska Star Minerals LLC. See the section of this registration statement entitled "Description of Business" at page 27, for a complete description of this transaction.

7,000,000 shares of our common stock held by Alaska Star Minerals LLP were cancelled on November 19, 2004, leaving Alaska Star Minerals LLP with 8,750,000 shares of our common stock. This was done pursuant to Membership Interest Redemption and Withdrawal Agreement and amendment, dated October 29, 2004, which is incorporated by reference as an exhibit to this registration statement of which this prospectus forms a part.

Gary Musil, our secretary and a director, advanced $25,000 to us in 2003 in order to fund operating expenses. These funds were advanced as a loan. The loan was non-interest bearing, was unsecured and was without any fixed terms of repayment. The loan was repaid as of December 31, 2004.

                MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was listed and commenced trading on the OTC Bulletin Board on July 15, 2003 under the symbol "LBTS.OB". Since July 15, 2003, trading in our common stock has been limited and sporadic. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTC Bulletin Board:

OTC Bulletin Board (1)
Quarter Ended	High	Low
January 31, 2006	$1.52	$1.07
October 31, 2005	$2.27	$1.21
July 31, 2005	$1.67	$1.03
April 30, 2005	$1.97	$1.10
January 31, 2005	$2.14	$1.20
OTC Bulletin Board (1)
Quarter Ended	High	Low
October 31, 2004	$1.74	$1.35
July 31, 2004	$1.86	$0.90
April 30, 2004 (2)	$1.82	$1.28
March 31, 2004 (3)	$2.50	$0.10
December 31, 2003 (4)	n/a	n/a

(1)

These prices were taken from Yahoo! Finance. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

(2)

These high and low bids are for the month of April only. On May 26, 2004, our company changed its fiscal year end to January 31 resulting in this one-month transition period for the reporting of high and low bids.

(3)	Reflects an 8:1 stock split.

(4)

During the period from the date of incorporation to December 31, 2003, there were no reported high or low bid prices for our common stock. The source of the high and low bid information for trading during this period is the OTC Bulletin Board.

Our common stock is issued in registered form. The Nevada Agency and Trust Company, of Suite 880 Bank of America, 50 West Liberty Street, Reno, Nevada 89501 USA (telephone: 775.322.0626; facsimile 775.322.5632) is the registrar and transfer agent for our common stock.

On June 1, 2006, the shareholders' list for our common stock showed 99 registered stockholders and 37,254,174 shares issued and outstanding. The closing sale price for our common stock on June 1, 2006 as reported on the OTC Bulletin Board, was $1.17.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Following are the particulars of compensation paid or accruing to our officers, as a group, for our last three fiscal years ended.

Summary compensation table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation (1)			All Other Compen- sation
		Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Awards		Payouts
					Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)
James Briscoe (2) President, CEO, Chairman and Director	2006 2005 2004	98,750 84,144 N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Gary Musil (3) Secretary and Director, Former President and CEO	2006 2005 2004	Nil Nil Nil	Nil Nil Nil	Nil Nil $11,750(4)	Nil 17,000(6) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Paulo Martins (5) Former Director and CEO	2006 2005 2004	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil
Jon R. Young Director, Treasurer and CFO	2006 2005 2004	36,000 31,500 Nil	Nil Nil N/A	Nil Nil N/A	Nil 120,000(6) N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Philip St. George Vice President of Exploration and Director	2006 2005 2004	Nil Nil N/A	Nil Nil N/A	110,560(7) 90,180(7) N/A	Nil 270,000(8) N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A

(1) The value of perquisites and other personal benefits, securities and property for the officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Briscoe was appointed as a director and officer on February 3, 2004.

(3)	Mr. Musil served as our chief executive officer until February 3, 2004.

(4) We paid management consulting fees to Sundance Capital Group, Inc., a private company directed by Mr. Musil, our secretary and one of our directors, for accounting, financial and administrative services provided to our company by Sundance at the rate of $3,000 per month, plus reasonable expenses from October 24, 2003 to January 24, 2004. The management agreement was extended for a further three months until April 24, 2004. This agreement was not renewed but is now paid on an advisory basis for work performed.

(5) Mr. Martins served as our chief executive officer until October 24, 2003.

(6) These options were granted on December 27, 2004, and are exercisable at a price of $1.68 per share until December 27, 2014, and vest on the basis of 25% of the options on each of the 6 month anniversaries from the date of granting.

(7) These options were granted on December 27, 2004, and are exercisable at a price of $1.68 per share until December 27, 2014, and vest on the basis of 50% at date of grant, and 25% on each of the 1 year anniversaries from the date of granting.

Option/SAR grants in the last fiscal year

During the year ended January 31, 2006 we did not grant any stock options to our directors and officers. We granted options to our directors and officers on April 5, 2006, exercisable at $1.11 for 10 years as follows:

Name	Number of Securities Underlying Options/ SARs Granted (#)(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Jon Young	75,000(2) (3)	4.71%	$1.11	April 5, 2016
Gary Musil	21,000(2) (3)	1.32%	$1.11	April 5, 2016
John Guilbert	30,000(2) (3)	1.88%	$1.11	April 5, 2016
Philip St. George	385,000 (2) (3)	24.15%	$1.11	April 5, 2016

(1) Calculated on the basis of the total number of new options awarded on April 5, 2006 (1,594,000).

(2) Granted on April 5, 2006 pursuant to the 2004 Stock Option Plan.

(3) These options vest on the basis of 25% of the options on each of the 6 month anniversaries from the date of granting.

The following table sets forth for each director and officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of January 31, 2006.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Young	Nil	Nil	60,000	60,000	$0	$0
G. Musil	Nil	Nil	8,500	8,500	$0	$0
J. Guilbert	Nil	Nil	40,000	40,000	$0	$0
P. St. George	Nil	Nil	202,500	67,500	$0	$0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of January 31, 2006 ($1.26 per share on NASD OTCBB) and the exercise price of the individual's options ($1.67), or -$0.41 per unexercised option.

Aggregated Option/SAR exercises in last fiscal year and fiscal year-end Option/SAR values

No stock options were exercised by our officers, directors or employees during the financial year ended January 31, 2006. No stock options have been exercised subsequent to the year ended January 31, 2006.

Long-term incentive plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers receive stock options at the discretion of our Board. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted pursuant to our stock option plan.

We have a stock option plan called the 2004 Stock Option Plan, which provides for the granting of stock options to acquire up to 3,850,000 of our common shares. These stock options may be granted to directors, officers, employees and consultants. The 2004 Stock Option plan was registered on Form S-8 on December 21, 2004. As of April 30, 2006, stock options for directors or executive officers to purchase 998,000 shares of our common stock were outstanding.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Compensation of directors

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We have not entered into any employment agreements or compensation arrangements with any of our directors or officers other than as described below.

We have entered into a management consulting agreement with Sundance Capital Group, Inc., a private company managed by Mr. Musil, our secretary and director, for accounting, financial and administrative services provided to our company by Sundance at the rate of $3,000 per month, plus reasonable expenses. The current term of this agreement expired on April 24, 2004 and was not renewed.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Liberty Star, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Liberty Star. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles.

The following consolidated financial statements are filed as part of this registration statement.

Audited financial statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of January 31, 2006 and 2005

Consolidated Statements of Operations for the twelve month period ended January 31, 2006, the twelve month period ended January 31, 2005 and the period from inception (August 20, 2001) to January 31, 2006

Consolidated Statement of Stockholders' Equity for the period from inception (August 20, 2001) to January 31, 2006

Consolidated Statements of Cash Flows for the twelve month period ended January 31, 2006, the twelve month period ended January 31, 2005 and for the period from inception (August 20, 2001) to January 31, 2006

Notes to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors

Liberty Star Gold Corp.

We have audited the accompanying consolidated balance sheets of Liberty Star Gold Corp. as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and for the cumulative period from inception (August 20, 2001) through January 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2006 and 2005, and the results of its operations, changes in stockholders’ equity, and its cash flows for the years then ended, and for the cumulative period from inception (August 20, 2001) through January 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company is in the exploration stage, has suffered recurring losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Semple & Cooper, LLP

Phoenix, Arizona

March 29, 2006

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

ASSETS

	January 31, 2006	January 31, 2005
Current: Cash and cash equivalents Prepaid expenses Other current assets Deposits	$933,102 15,007 7,875 12,582	$531,044 125,822 - 10,080
Total current assets	968,566	666,946

Equipment, net	211,000	24,095

Total assets	$1,179,566	$691,041

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current: Accounts payable and accrued liabilities	$160,075	$96,317
Total current liabilities	160,075	96,317

Commitments	-	-

Stockholders’ equity
Common stock - $.001 par value; 200,000,000 shares authorized; 36,988,687 and 33,100,000 issued and outstanding	36,989	33,100
Additional paid-in capital	12,935,093	7,886,250
Deficit accumulated during the exploration stage	(11,952,591)	(7,324,626)
Total stockholders’ equity	1,019,491	594,724

Total liabilities and stockholders’ equity	$1,179,566	$691,041

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the twelve months ended January 31, 2006	For the twelve months ended January 31, 2005	Cumulative from date of inception (August 20, 2001) to January 31, 2006
Revenues	$-	$-	$-

Expenses:
Geological and geophysical costs	3,577,964	1,874,639	5,452,603
Salaries and benefits	232,794	153,104	385,898
Accounting and auditing	204,162	90,324	294,580
Advertising	72,767	72,846	145,793
Depreciation	27,185	17,416	44,601
Legal	162,164	51,618	213,782
Professional services	-	32,097	143,992
Office	359,506	179,033	560,191
Travel	58,262	18,992	84,504
Impairment loss	-	15,907,500	15,907,500
Net operating expenses	4,694,804	18,397,569	23,233,444

Loss from operations	(4,694,804)	(18,397,569)	(23,233,444)

Other income
Interest income	66,815	5,545	72,958
Gain on sale of assets	24	-	24
Foreign exchange gain	-	-	505
Gain on settlement of debt to related party	-	-	7,366
Total other income	66,839	5,545	80,853

Loss before income taxes	(4,627,965)	(18,392,024)	(23,152,591)

Income tax expense	-	-	-

Net loss	$(4,627,965)	$(18,392,024)	$(23,152,591)

Basic and diluted net loss per share of common stock	$(0.13)	$(0.48)	$(0.84)

Basic and diluted weighted average number of shares of common stock outstanding	36,455,672	37,871,311	27,721,366

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in	Deficit accumulated during the exploration	Total stockholders’ equity
	Shares	Amount	capital	stage	(deficit)
Balance, August 20, 2001 (Date of inception)	-	$-	$-	$-	$-
Common stock issued for cash, November 30, 2001	20,000,000	20,000	80,000	-	100,000
Net loss for the period from inception to December 31, 2001	-	-	-	(5,061)	(5,061)
Balance, December 31, 2001	20,000,000	20,000	80,000	(5,061)	94,939
Net loss for the twelve month period ended December 31, 2002	-	-	-	(65,611)	(65,611)
Balance, December 31, 2002	20,000,000	20,000	80,000	(70,672)	29,328
Net loss for the twelve month period ended December 31, 2003	-	-	-	(58,425)	(58,425)
Balance, December 31, 2003	20,000,000	20,000	80,000	(129,097)	(29,097)
Net loss for the one month transition period ended January 31, 2004	-	-	-	(3,505)	(3,505)
Balance, January 31, 2004	20,000,000	20,000	80,000	(132,602)	(32,602)
Acquisition, February 3, 2004	17,500,000	17,500	15,907,500	-	15,925,000
Issuance of common stock private placement	1,000,000	1,000	999,000	-	1,000,000
Issuance of common stock and warrants private placement	1,600,000	1,600	1,998,400	-	2,000,000
Options issued for services	-	-	94,350	-	94,350
Return of shares	(7,000,000)	(7,000)	(11,193,000)	11,200,000	-
Net loss for the twelve month period ended January 31, 2005	-	-	-	(18,392,024)	(18,392,024)
Balance, January 31, 2005	33,100,000	33,100	7,886,250	(7,324,626)	594,724
Issuance of common stock and warrants private placement	3,886,717	3,887	5,048,845	-	5,052,732
Issuance of common stock and warrants private placement	1,970	2	(2)	-	-
Net loss for the twelve month period ended January 31, 2006	-	-	-	(4,627,965)	(4,627,965)
Balance, January 31, 2006	36,988,687	$36,989	$12,935,093	$(11,952,591)	$1,019,491

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the twelve months ended January 31, 2006	For the twelve months ended January 31, 2005	Cumulative from date of inception (August 20, 2001) to January 31, 2006
Cash flows from operating activities
Net loss	$(4,627,965)	$(18,392,024)	$(23,152,591)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation expense	27,185	17,416	44,601
Mineral claim costs	-	343,085	343,085
Impairment loss	-	15,907,500	15,907,500
Gain on sale of fixed asset	(24)	-	(24)
Changes in assets and liabilities: Prepaid expenses	110,815	(31,472)	72,843
Other current assets	(7,875)	-	(7,875)
Deposits	(2,502)	(10,080)	(12,582)
Accounts payable and accrued expenses	63,758	71,895	154,060
Net cash used in operating activities	(4,436,608)	(2,093,680)	(6,650,983)

Cash flows from investing activities
Proceeds from sale of fixed asset	1,774	-	1,774
Purchase of equipment	(215,840)	(41,511)	(257,351)
Net cash used in investing activities	(214,066)	(41,511)	(255,577)

Cash flows from financing activities
Proceeds from the issuance of common stock	5,052,732	2,686,930	7,839,662
Principal activity on notes payable	-	(25,000)	-
Net cash provided by financing activities	5,052,732	2,661,930	7,839,662

Net increase in cash and cash equivalents for period	402,058	526,739	933,102

Cash and cash equivalents, beginning of period	531,044	4,305	-

Cash and cash equivalents, end of period	$933,102	$531,044	$933,102

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization

Liberty Star Gold Corp. (the “Company”) was formally Titanium Intelligence, Inc (“Titanium”). Titanium was incorporated on August 20, 2001 under the laws of the State of Nevada. Until Titanium entered into the transaction to purchase Liberty Star Gold Corp. (“Liberty Star Nevada”), its focus consisted primarily of developing an Internet textile trade centre website to facilitate the trade of textile products manufactured in China. Following a review and evaluation of the textile trade centre website business in December 2003, Titanium’s board of directors determined to discontinue the website operations and change the focus of the Company’s business operations to become an exploration stage company engaged in the acquisition and exploration of mineral properties. Titanium was considered to be a development stage company in the Internet textile trade business as it had not generated any revenue from internet textile trade operations.

On January 19, 2004, we entered into an Agreement and Plan of Merger with Alaska Star Minerals LLC, James Briscoe and Paul Matysek (then the beneficial owners of Alaska Star Minerals LLC), Liberty Star Gold Corp. (then a private Nevada company wholly owned by Alaska Star Minerals LLC) and Liberty Star Acquisition Corp. (then our wholly owned Nevada subsidiary).

The Agreement and Plan of Merger provided for the acquisition of Liberty Star Gold Corp. by Liberty Star Acquisition Corp. The acquisition was completed effective February 3, 2004 and Big Chunk Corp. (“Big Chunk”) (then a subsidiary of Liberty Star Gold Corp.) became the wholly owned subsidiary of Liberty Star Acquisition Corp. We acquired 100% of the issued and outstanding shares of Liberty Star Gold Corp. in exchange for the issuance of 17,500,000 shares of the Company’s common stock to Alaska Star Minerals LLC. The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the 3 trading dates prior to the completion of the asset purchase. Upon completion of the acquisition, we issued 17,500,000 shares of our common stock to Alaska Star Minerals LLC. As a result of this issuance, the number of outstanding shares of our common stock was increased from 20,000,000 shares to 37,500,000 shares, of which approximately 46.7% were owned by Alaska Star Minerals LLC.

On February 5, 2004, Liberty Star Acquisition was merged into the Company through a parent/subsidiary merger completed pursuant to Nevada Revised Statute 92A.180. Also on February 5, 2004, the Company’s name was changed from Titanium Intelligence, Inc. to “Liberty Star Gold Corp.” Big Chunk Corp. is now our wholly-owned subsidiary.

On February 5, 2004, we commenced operations in the acquisition and exploration of mineral properties business following completion of the above transactions pursuant to which the Company indirectly acquired 981 mineral claims, spanning 237 square miles in the Iliamna region of southwestern Alaska (the "Alaska Claims"). The Company is considered to be an exploration stage company, as it has not generated any revenues from operations.

These consolidated financial statements include the results of operations and cash flows of Big Chunk from the date of acquisition. All significant intercompany accounts and transactions were eliminated upon consolidation.

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The operations of the Company have primarily been funded by the issuance of capital stock and amounts due to related parties. Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies

The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP") in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Big Chunk, from the date of acquisition, February 3, 2004. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, for periods of time, may exceed federally insured limits. At January 31, 2006 and 2005, the amount of cash in bank deposit accounts that exceeded federally insured limits was approximately $858,000 and $450,000, respectively.

Mineral claim costs

Mineral claim costs of carrying, retaining and developing properties are charged to expense in the period incurred in our geological and geophysical costs.

Equipment

Equipment is stated at cost. The Company capitalizes all purchased equipment over $500 with a useful life of more than one year. Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while betterments or renewals are capitalized. Equipment is reviewed periodically for impairment. Useful lives range from 3 to 7 years. At January 31, 2006 and 2005 accumulated depreciation was $44,601 and $17,416 respectively.

Accounting for the impairment of long-lived assets and long-lived assets to be disposed of

The Company reviews property, equipment and land for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies – continued

Environmental expenditures

The operations of the Company have been and may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations”. It is management’s opinion that the Company is not currently exposed to significant environmental and reclamation liabilities and has recorded no reserve for environmental and reclamation expenditures.

Stock-based compensation

The Company accounts for stock options under Accounting Principles Board Opinion 25 (“APB 25”). Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted have an exercise price equal to the market value of the underlying common stock on the grant date. Alternatively, had the Company adopted the fair value provisions of SFAS No. 123, the fair value of each option granted would have been estimated at the date of grant and charged to compensation expense over the option’s service life. The fair value of options granted has been determined to be $0, based on the Black-Scholes Valuation method, see Note 5, and has no effect on the pro forma loss per share.

Income taxes

Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Advertising costs

The Company charges advertising costs to expense as incurred.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to an eight for one stock split which resulted in 20,000,000 common shares outstanding prior to the merger. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock that are not anti-dilutive. At January 31, 2006 and 2005, there were 3,420,342 and 1,479,000 potentially dilutive instruments outstanding, respectively.

Asset acquisition

On January 19, 2004, we entered into an Agreement and Plan of Merger with Alaska Star Minerals LLC, James Briscoe and Paul Matysek (then the beneficial owners of Alaska Star Minerals LLC), Liberty Star Gold Corp. (then a private Nevada company wholly owned by Alaska Star Minerals LLC) and Liberty Star Acquisition Corp. (then our wholly owned Nevada subsidiary).

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies – continued

Asset acquisition - continued

The Agreement and Plan of Merger provided for the acquisition of Liberty Star Gold Corp. by Liberty Star Acquisition Corp. The acquisition was completed effective February 3, 2004 and Big Chunk Corp. (then a subsidiary of Liberty Star Gold Corp.) became the wholly owned subsidiary of Liberty Star Acquisition Corp. We acquired 100% of the issued and outstanding shares of Liberty Star Gold Corp. in exchange for the issuance of 17,500,000 shares of the Company’s common stock to Alaska Star Minerals LLC. The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the 3 trading dates prior to the completion of the asset purchase. Upon completion of the acquisition, we issued 17,500,000 shares of our common stock to Alaska Star Minerals LLC. As a result of this issuance, the number of outstanding shares of our common stock was increased from 20,000,000 shares to 37,500,000 shares, of which approximately 46.7% were owned by Alaska Star Minerals LLC.

On February 5, 2004, Liberty Star Acquisition was merged into the Company through a parent/subsidiary merger completed pursuant to Nevada Revised Statute 92A.180. Also on February 5, 2004, the Company’s name was changed from Titanium Intelligence, Inc. to “Liberty Star Gold Corp.” Big Chunk Corp. is now our wholly-owned subsidiary.

On February 5, 2004, we commenced operations in the acquisition and exploration of mineral properties business following completion of the above transactions pursuant to which the Company indirectly acquired 981 mineral claims, spanning 237 square miles in the Iliamna region of southwestern Alaska (the "Alaska Claims"). The Company is considered to be an exploration stage company, as it has not generated any revenues from operations.

These consolidated financial statements include the results of operations and cash flows of Big Chunk from the date of acquisition. All significant intercompany accounts and transactions were eliminated upon consolidation.

The acquisition of Liberty Star Gold Corp. has been accounted for as an asset purchase reported at the fair value of our common shares issued based on the average market closing price of our common shares over the 3 trading dates prior to the completion of the asset purchase. Titanium Intelligence, Inc. acquired mineral claims, assumed liabilities of $313,895 and issued 17,500,000 shares valued at $15,925,000. The Company conducted a fair value assessment of the asset acquisition following the transaction date and determined the fair value of the mineral claims received was less than the value paid. The fair value was determined by an independent appraisal of the mineral claims. As a result the Company recorded an impairment loss of $15,907,500 in the same quarter as the asset acquisition. Mineral claim costs of $331,395 have been expensed as geological and geophysical costs in the statement of operations during the twelve month period ended January 31, 2005. The impairment loss of $15,907,500 has been expensed and included in the statement of operations during the twelve month period ended January 31, 2005.

Recently issued accounting standards

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (“SFAS 123(R)”), “Share-Based Payment.” The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123 are effective as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company intends to comply with the standard upon its effectiveness; however, the Company does not believe that the impact to the Company’s consolidated financial statements would be materially different from the pro forma disclosures under SFAS No. 123 disclosed in Note 5, Stock Based Compensation.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies – continued

Recently issued accounting standards - continued

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FASB stated that SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The adoption of SFAS 154 will not have a material affect on the Company’s financial position or results of operations.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), an amendment to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 applies to hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. The FASB stated that SFAS No. 155 improves financial reporting by eliminating the exemption from applying Statement No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 amends Statement No. 140 by eliminating the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Any differences resulting from adoption of SFAS No. 155 should be recognized as a cumulative-effect adjustment to beginning retained earnings. Unless early adoption is elected, SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Management does not believe that the adoption of SFAS No. 155 will have a material effect on our results of operations or financial position.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that this statement will have a significant impact on the Company’s overall results of operations or financial position.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 3– Mineral claims

On January 31, 2006 the Company held a 100% interest in 1,718 Alaska State mining claims spanning approximately 421 square miles in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 200 miles southwest of the city of Anchorage, Alaska (the “Big Chunk Claims”). On January 31, 2006, the Company held a 100% interest in 163 Alaska State mining claims spanning approximately 40 square miles in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet approximately 60 miles north of Lake Iliamna (the Bonanza Hills Claims”). On January 31, 2006, the Company also held a 100% interest in 408 standard Federal lode mining claims spanning approximately 13 square miles on the Colorado Plateau Province of Northern Arizona (the “North Pipes Claims”).

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all its mineral properties and, to the best of its knowledge, title to all properties are in good standing.

NOTE 4– Common stock

In March 2004 the Company completed two private placements, each consisting of 500,000 shares of common stock issued at a price of $1.00 per share for total proceeds of $1,000,000. Each private placement was settled by receipt of cash of $343,465, and the settlement of indebtedness of $156,535. The settlement of indebtedness totaling $313,070 related to amounts paid on behalf of Big Chunk by third parties.

In June 2004 the Company completed a private placement consisting of 1,600,000 units at a price of $ 1.25 per unit for total proceeds of $2,000,000. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock in our company at a price of $1.75 per share and is exercisable for a period of two years.

On November 22, 2004 the Company received and retired 7,000,000 shares that were returned from Alaska Star Minerals, LLC for which no cash was exchanged. The 7,000,000 shares were part of the original issuance of shares to affect the asset acquisition. These shares were issued in exchange for mineral claims and notes payable. The return of 7,000,000 shares was completed in order to remove one of the Alaska Star Minerals LLC owners from the asset acquisition when it was decided that he would not be employed by the Company. The receipt and retirement of these shares were reported at the market closing price on that date of $1.60 per share ($11,200,000), recorded as a reduction of common stock and additional paid-in capital.

On March 22, 2005, the Company completed a private placement financing of $5,052,732 by the issuance of 3,886,717 units at a price of $1.30 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one share of common stock at a price of $1.50 per share and is exercisable for a period of two years. The units were issued to three accredited investors pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. As a condition of the private placement, we agreed to return all proceeds from the private placement in the event that we did not file a registration statement on Form SB-2 within 60 days of the closing date of the private placement registering all of the securities issued. We filed the Form SB-2 within the 60-day deadline. Finder’s fees are payable on portions of the investment from non-US persons in the amount of 3% to 3.5% in cash and 1% in units. Proceeds of the private placement will be used to explore our mineral claims and for working capital.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 4– Common stock - continued

On May 20, 2005, we issued 1,970 units to two non-U.S. investors in an offshore private placement, pursuant to an exemption under Regulation S of the Securities Act of 1933, as amended. These units were issued as consulting fees in connection with the above private placement. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one share of common stock at a price of $1.50 per share and is exercisable for a period of two years.

As of January 31, 2006 there were 5,488,687 one-half share purchase warrants outstanding and exercisable.  The warrants have a weighted average remaining life of 0.91 years and exercise prices of $1.50 and $1.75 per whole warrant for one common share.

Whole share purchase warrants outstanding at January 31, 2006 are as follows:

	Number of whole share purchase warrants	Weighted average exercise price per share
Outstanding, February 1, 2004	-	$-

Issued	800,000	1.75
Forfeited or expired	-	-
Exercised	-	-

Outstanding, January 31, 2005	800,000	1.75

Issued	1,944,342	1.50
Forfeited or expired	-	-
Exercised	-	-

Outstanding, January 31, 2006	2,744,342	1.57
Exercisable, January 31, 2006	2,744,342	$1.57

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends as defined. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends that may be declared.

NOTE 5– Stock-based compensation

The 2004 Stock Option Plan was approved and adopted by the Board of Directors on December 27, 2004. The plan allows for up to 3,850,000 shares to be granted to key employees and consultants after specific objectives are met. The options granted vest under various provisions, not to exceed two years. The options granted have a useful life not to exceed ten years from the date of grant or five years for options granted to more than 10% shareholders. The option price set by the Plan Administration shall not be less than the fair market value per share of the common stock on the grant date or 110% of the fair market value per share of the common stock on the grant date for options granted to greater than 10% stockholders.

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 5– Stock-based compensation - continued

Stock options outstanding at January 31, 2006 are as follows:

	Number of Options	Weighted average exercise price
Outstanding, February 1, 2004	-	$-

Granted	704,000	1.678
Forfeited or expired	(25,000)	1.678
Exercised	-	-

Outstanding, January 31, 2005	679,000	1.678

Granted	-	-
Forfeited or expired	(3,000)	1.678
Exercised	-	-

Outstanding, January 31, 2006	676,000	1.678
Exercisable, January 31, 2006	407,000	$1.678

The options have a weighted-average remaining contractual life of 8.91 years at January 31, 2006.

The fair value of options granted to employees has been determined to be $0 at January 31, 2005, based on the Black-Scholes valuation method. Therefore, there is no proforma impact of stock options granted on the Company’s net loss as reported for the twelve months ended January 31, 2006 and 2005 and the period from incorporation (August 20, 2001) to January 31, 2006.

The fair value of options granted to employees is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants at January 31, 2005: expected life of options of 5 years, expected volatility of 0%, risk-free interest rate of 5%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted for the twelve months ended January 31, 2005 was approximately $0.

The fair value of options granted to service providers is estimated as of the date of the grant utilizing the Black-Scholes option-pricing model with the same assumptions as above except for expected volatility of 50%. The estimated cost of the options as a result of these assumptions is $0.513 per option. There were 185,000 options issued to service providers valued at $94,350, during the year ended January 31, 2005.

NOTE 6 – Income taxes

As of January 31 the deferred tax asset is as follows:

	2006	2005
Net operating loss carryforwards	$2,738,000	$1,047,000

Less valuation allowance	(2,738,000)	(1,047,000)
	$-	$-

Management has elected to provide a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s history of losses. When the Company demonstrates the ability to generate taxable income, management

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 6 – Income taxes - continued

will reevaluate the allowance. The change in the valuation allowance of $1,691,000 and $994,000 in the years ended January 31, 2006 and 2005 represents the benefit of the change in net operating loss carryforwards during the period.

At January 31, 2006 and 2005 the Company has a federal net operating loss carry-forward of approximately $7,100,000 and $2,600,000 that is available to offset future taxable income that expires at various dates through 2025.

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% for the years ended January 31, 2006 and 2005 is as follows:

	January 31, 2006	January 31, 2005
Income tax benefit at federal statutory rate	$(1,463,362)	$(5,815,558)
State income tax benefit, net of effect on federal taxes	(323,958)	(1,287,442)
Permanent and temporary differences	96,320	6,109,000
Increase in valuation allowance	1,691,000	994,000
Income tax expenses (benefit)	$-	$-

NOTE 7 – Related party transactions

The Company entered into the following transactions with related parties during the period ended January 31, 2006:

Paid or accrued $10,500 in rent. The Company rented these premises from JABA (US) Inc. Our president and chairman, Mr. James Briscoe, was the president of JABA (US) Inc. The Company rented the facility for $1,500 per month plus a pro rata share of utilities and maintenance from April 2004 through August 2005.

On May 23, 2005, a 1994 GMC long bed truck was purchased from an officer for $10,095.

On October 6, 2005, a 1994 Isuzu sport utility vehicle was purchased from an officer for $5,805.

Paid or accrued $3,359 in rent. We rented an office from an officer on a month to month basis for $197 per month from February 2005 through August 2005 and $395 per month from September 2005 through January 2006.

The Company entered into the following transactions with related parties during the period ended January 31, 2005:

Paid or accrued $ 10,980 of management fees to a company controlled by a common director.

Paid or accrued $ 3,147 of office expenses to a company with a common director.

Paid or accrued $ 1,000 of travel advance to a director.

Paid or accrued $15,000 in rent. The Company rented these premises from JABA (US) Inc. for $1,500 per month plus a pro rata share of utilities and maintenance, beginning in April, 2005. Our president and chairman, Mr. James Briscoe, was the president of JABA (US) Inc.

NOTE 8 – Commitments

The Company is required to perform annual assessment work in order to maintain the Alaska State mining claims. Completion of annual assessment work in the amount of $400 per ¼ section (160 acre) claim or $100 per ¼ -¼

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 8 – Commitments - continued

section (40 acre) claim extends the claims for a two-year period from the staking of claims. The Company estimates that the required annual assessments to maintain the claims will be approximately $740,000. At January 31, 2006, more than $740,000 has been paid that can be used to meet annual assessment requirements.

The annual state rentals for the Alaska State mining claims are $100 for each ¼ section (160 acres) claim and $25 for each ¼ -¼ section (40 acres) claim. The rental period begins at noon September 1st through the following September 1st and annual rental payments are due on November 30th of each year. Annual rent is due in full within 45 days of staking a new claim and covers the period from staking until the next September 1st. Claims that are staked in accordance with AS 38.05.195(b)(1) meridian, township, range, section and claim system location “MTRSC” receive a one-time only credit of 50% of the second year’s rent payment. Our Alaska claims are all MTRSC claims eligible for the 50% rental credit in the second rental year. State rentals for our Alaska claims for the period from September 1, 2004 through September 1, 2005 for claims that were staked prior to September 1, 2004 totalled $47,625 and had been paid during the fiscal year ended January 31, 2005. State rentals for the period from September 1, 2004 through September 1, 2005 for new claims staked totalled $50,500 and have been paid during the fiscal year ended January 31, 2006. Rentals for the period from September 1, 2005 through September 1, 2006 total $172,025 and have been paid during the fiscal year ended January 31, 2006. Alaska State production royalty is three percent of net income. State law prescribes that after a 3.5-year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

The Company is required to pay annual rentals for its Federal lode mining claims for the North Pipes project in the State of Arizona. The rental period begins at noon on September 1st through the following September 1st and rental payments are due by the first day of the rental period. The annual rental for the period from September 1, 2004 through September 1, 2005 is $100 per claim. The annual rental for the period from September 1, 2005 through September 1, 2006 is $125 per claim. Additional fees of $25 per claim for the period from September 1, 2004 through September 1, 2005 and $45 per claim for the period from September 1, 2005 through September 1, 2006 are due in the first year of filing a federal lode mining claim along with the first years rent. Rentals for the period from September 1, 2004 through September 1, 2005 totalled $42,555 and have been paid during the fiscal year ended January 31, 2006. Rentals for the period from September 1, 2005 through September 1, 2006 totalled $55,275 and have been paid in the fiscal year ended January 31, 2006.

In September 2005 the Company began renting it’s office facility on a month-to-month basis from Roger Brestel for $3,000 per month plus a pro rata share of utilities and maintenance. In October 2005 the rent increased to $3,150 per month. For the year ended January 31, 2006 the Company paid $15,600 related to this lease.

The Company rented equipment from Instrumentation GDD, Inc. on a month to month basis beginning in June 2005 for $500 per month. For the year ended January 31, 2006 the Company paid $4,000 related to this lease.

The Company entered into a vehicle lease in October 2005. The lease requires a downpayment of $5,458 and monthly payments of $392 through March 2009. For the year ended January 31, 2006 the Company paid $7,026 related to this lease.

Future minimum lease payments during the fiscal year ended:
January 31, 2007	$4,704
January 31, 2008	4,704
January 31, 2009	4,704
January 31, 2010	784
$14,896

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 8 – Commitments - continued

The Company entered into a lease for lodging with Coral Cliffs Townhomes in Kanab, Utah in order to supply temporary housing for certain field personnel of the North Pipes project. The lease requires monthly payments of $1,964 from October 2004 through May 2006 with the option to extend the lease to October 2006 and a deposit of one month’s rent. For the year ended January 31, 2006 the Company paid $9,820 related to this lease. Future minimum lease payments for the year ended January 31, 2007 will be $5,892.

NOTE 9 – Supplemental disclosures with respect to cash flows

There were no significant non-cash investing and financing transactions for the twelve month period ended January 31, 2006.

The significant non-cash investing and financing transactions for the twelve month period ended January 31, 2005 were as follows:

a)	Issued 17,500,000 shares of common stock on the purchase of Big Chunk and its mineral claims (Note 1 – $15,925,000).
b)	Issued 313,070 shares of common stock, valued at $313,070, on the settlement of indebtedness.
c)	Warrants issued of $94,350 to service providers.
d)	Received and retired 7,000,000 shares of common stock recorded at $11,690,000 (Note 4).

NOTE 10 – Financial instruments

The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

NOTE 11 – Segment information

The Company's operations were conducted in one reportable segment, being the acquisition and exploration of mineral claims, in the United States of America.

NOTE 12 –Subsequent events

On March 8, 2006, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000 for a period of up to two years. The periodic sale of shares is known as an advance. For each share of our common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 96%, or a 4% discount of the lowest volume weighted average per share purchase price of our common stock on our principal trading market for the 5 days following our request for an advance. If the volume weighted average price of the common stock on any day during such five (5) day period is less than 90% of the closing bid price on the trading day immediately preceding the notice date, then, the volume weighted average price on such date is excluded from the calculation and the number of shares sold and the amount of the advance are reduced by 20%. We may waive this price protection by providing Cornell Capital Partners with notice of the waiver prior to the relevant advance notice date. In addition, 5% of each cash advance will be paid to Cornell Capital Partners as a commitment fee and $500 per advance will be paid to Yorkville Advisors, LLC and affiliate of Cornell Capital Partners as a structuring fee. The amount of each advance is subject to a maximum amount of $300,000, and we may not submit a request for an advance within five

LIBERTY STAR GOLD CORP.

FORMERLY TITANIUM INTELLIGENCE, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 12 –Subsequent events - continued

trading days of a prior advance. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. A registration statement was filed with the SEC on March 23, 2006. Cornell Capital Partners also received an initial commitment fee of $290,000, which was paid by the issuance of 256,637 shares of common stock on March 8, 2006. Yorkville Advisors, LLC an affiliate of Cornell Capital Partners, received an initial structuring fee of $15,000. Proceeds received under the Standby Equity Distribution Agreement will be used for exploration activities and working capital.

Liberty Star has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid an initial structuring fee of $10,000 by the issuance of 8,850 shares of common stock on March 8, 2006.

On April 6, 2006 the Company granted 1,594,000 stock options to directors, officers and employees of the Company in accordance with the 2004 Stock Option Plan that was approved and adopted by the Board of Directors on December 27, 2004. The options have an exercise price of $1.11 per common share. The options granted vest under various provisions, not to exceed two years. The options are exercisable for a period of ten years. The fair value of options granted to employees and service providers using the Black-Scholes option-pricing model has not yet been completed.

In February and March 2006 the Company staked 139 additional standard Federal lode mining claims spanning approximately 4.5 square miles at the North Pipes project in Northern Arizona. In April 2006 the Company staked 104 additional standard Federal lode mining claims spanning approximately 3.4 miles at the North Pipes project in Northern Arizona. The Company now controls 651 standard Federal lode mining claims at the North Pipes project spanning 21 square miles. Initial filing fees of $45 per claim and initial rental fees of $125 per claim for the period from staking through September 1, 2006 totaling $41,310 have been paid.

NOTE 13 – Going concern

The Company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined.

Management has secured approximately $10,000,000 in additional financing under the Cornell Capital Partners Standby Equity Distribution Agreement to fund further exploration activity. The financing is contingent on the successful completion of a registration statement. If the registration statement is not completed on a timely basis, the Standby Equity Distribution Agreement is subject to rescission. The Company has filed a registration statement within the required time. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ______________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.